Exhibit 10.06

CERTIFIÇÃO DE FOTOCÓPIA

Maria Lobo Xavier, advogada, com escrit6rio na Rua Tomas da Fonseca, Torre A  ‑ 13°  Pisa, 1600-209 Lisboa, titular da cédula profissional  n.°52566L, contribuinte fiscal n.o 254599621, certifico, nos termos e ao abrigo do Artiga 38.° do Decreto-Lei n.°76- A/2006 de 29 de março, que a fotocópia anexa a  presente certificação, composta por sessenta e nove páginas, por mim numeradas e  rubricadas, está conforme o original que me foi apresentado e que restituí, ----------------------------------------------------- Ato registado no sistema de registo online dos atos dos advogados, nos termos da Portaria n.°657-B/ 2006 de 29 de junho, com o n.°52566L/ 21. ------------------------ Lisboa, 12 de Janeiro de 2016.

A ADVOGADA

MARIA LOBO XAVIER

Advogada

Ced. Prof. 52566L    NIF 254599621

R. Tomas da Fonseca, Torre A - 13.° Andar

1600-209 LISBOA

Tel. 217240621 Fax. 217242924

e-mail: mlx@galpenergia.com

Nota: Isento de custos e honorários

PRODUCTION SHARING CONTRACT

BETWEEN

THE DEMOCRATIC REPUBLIC OF SAO TOME AND PRINCIPE

REPRESENTED BY THE

AGÊNCIA NACIONAL DO PETRÓLEO OF SAO TOME AND PRINCIPE

AND

GALP ENERGIA SÃO TOMÉ E PRÍNCIPE, UNIPESSOAL, LDA

FOR

BLOCK  6

THIS PRODUCTION SHARING CONTRACT is made and entered into on this day 26th of October 2015 by and between:

(1)	THE DEMOCRATIC REPUBLIC OF SAO TOME AND PRINCIPE represented by the AGÊNCIA NACIONAL DO PETRÓLEO OF SAO TOME AND PRINCIPE; and

(2)

GALP ENERGIA SÃO TOMÉ E PRÍNCIPE, UNIPESSOAL, LDA,  a company organized and existing under the laws of the Democratic Republic of Sao Tome and Principe whose registered office is at Avenida da Independência 392, II/III, Caixa Postal 638, São Tomé, São Tomé e Príncipe (the “Contractor”).

BACKGROUND:

(A)	All Petroleum existing within the Territory of Sao Tome and Principe, as set forth in the Petroleum Legislation, is natural resources exclusively owned by the State.

(B)

The Agência Nacional do Petróleo of Sao Tome and Principe, with the approval of the Government of Sao Tome and Principe, has the authority to enter into contracts for the conduct of Petroleum Operations in and throughout the area, the co-ordinates of which are described and outlined on the map in Schedule 1 of this Contract, which area is hereinafter referred to as the Contract Area.

(C)

The State wishes to promote Petroleum Operations in the Contract Area and the Contractor desires to join and assist the State in accelerating the exploration and exploitation of potential petroleum resources within the Contract Area.

(D)

In compliance of Article 20 of the Petroleum Law and in accordance with the Council of Ministers’ Resolution, which met in its 15th. Extraordinary Session, held on 31st. December 2013, the Agência Nacional do Petróleo, by its Announcement no. 02/2014 of 9th. January, published on domestic and international press, promoted a bid round for the award of exploration and production of oil and gas rights for the offshore area of the Democratic Republic of Sao Tome and Principe, to which concerns Block 6 object of this Contract, asking for the presentation of bids for Petroleum contracts.

(E)

This announcement was issued following a public statement made by the Agência Nacional do Petróleo in which, under Article 21 no. 2 of the Petroleum Law, it declared, in the National and International Press, having received direct negotiations proposals, having set a Term of (20) twenty 20 days as of the date of publication of the above mentioned announcement for the receipt of statements of interest on the part of third parties.

(F)	The bidding round referred in Recital (D) above has been open from 9th. January to 30th. January 2014, with three proposals having been placed for Block 6.

(G)

On 24th. January 2014, the Contractor presented to the Government, through the Agência Nacional do Petróleo and within the framework of that announcement, a statement of interest in the rights of exploration and production of oil and gas in the area of Block 6.

(H)

Within the deadline set for the announcement, two other interested entities have presented their respective statements of interest in the negotiation of the rights of exploration and production of oil and gas in the area of Block 6.

(I)	The statements of interest have been object of a technical report and a legal opinion from the Agência Nacional do Petróleo and an opinion of the Government.

(J)

In accordance with the opinion of the Government and the Council of Ministers’ Resolution (45th. Ordinary Session) of 4th. September 2014, the XV Constitutional Government resolved to authorize the Agência Nacional do Petróleo to request clarifications without any binding nature for Production Sharing Contracts. Therefore, the Government, on its 50th. Ordinary Session, of 9th. October 2014, resolved to go ahead for the phase of negotiations of the Production Sharing Contract with Petrogal regarding Block 6, provided that the interests of the State be safeguarded.

(K)

The Contractor has the necessary financial capability, technical knowledge and ability to carry out the Petroleum Operations hereinafter described in accordance with this Contract, the Petroleum Legislation and Good Oil Field Practice.

(L)

Pursuant to and in accordance with the Petroleum Legislation, this Contract has been entered into by and between the State and the Contractor for the purpose of Petroleum Operations in the Contract Area.

(M)	GALP ENERGIA SÃO TOMÉ E PRÍNCIPE, UNIPESSOAL, LDA is hereby designated as the Operator under clause 28 of this Contract.

THE PARTIES agree as follows:

1.	DEFINITIONS AND INTERPRETATION

1.1

Definitions provided in Petroleum Legislation (Petroleum Law, Oil Revenue Law and Petroleum Taxation Law) shall apply to this Contract. If not defined in the mentioned Petroleum Legislation, the words in the Contract beginning with capital letters shall have the following meaning:

“Accounting Procedures” means the rules and procedures set forth in Schedule 2;

“Affiliate” means, in respect of a Party, a Person that Controls, is Controlled by, or is under the common Control with the Party or any such Person, as the case may be;

“Agência Nacional do Petróleo” means the State regulatory agency established by the Government Decree-Law 5/2004 of the 30th of June, which is responsible for the regulation and supervision of Petroleum Operations or any agency which succeeds the Agência Nacional do Petróleo with respect to some or all of its powers;

“Allocation and Lifting Procedures” means the allocation and lifting procedures set forth in Schedule 3;

“Appraisal Well” means any well whose purpose at the time of commencement of drilling such well is the determination of the extent or volume of Petroleum contained in a Discovery;

“Associated Natural Gas”  means all Natural Gas produced from a Reservoir, the predominant content of which is Crude Oil, and which is separated from Crude Oil in accordance with generally accepted international petroleum industry practice, including free gas cap, but excluding any liquid Petroleum extracted from such gas either by normal field separation, dehydration or in a gas plant;

“Available Crude Oil” means the Crude Oil recovered from the Contract Area, less quantities used for Petroleum Operations;

“Barrel” means a quantity or unit of Crude Oil, equal to 158.9874 liters (42 (forty-two) United States gallons) at a temperature of 15.56° (fifteen point five six degrees) Centigrade (60° (sixty degrees) Fahrenheit) at 1 (one) atmosphere of pressure;

“Barrel of Oil Equivalent” means the equivalent number of Crude Oil Barrels emerging from the conversion of Natural Gas into Crude Oil on the basis of one (1) Crude Oil Barrel for each six thousand (6.000) standard cubic feet of Natural Gas;

“Budget” means the cost estimate of items included in an approved Work Program;

“Calendar Year” or “Year” means a period of twelve (12) months commencing from January 1 and ending the following December 31, according to the Gregorian calendar;

“Commercial Discovery” means any Discovery, which has been declared to be commercial by the Contractor;

“Contract” means this production sharing contract, including its Recitals and Schedules;

“Contract Area” means the geographic area within the Territory of Sao Tome and Principe which is the object of this Contract and as described in Schedule 1, as such area may be amended in accordance with the terms herein;

“Cost Oil” means the quantum of Available Crude Oil allocated to the Contractor for recovery of Operating Costs after the allocation of Royalty Oil to the State;

“Control” means, in relation to a Person, the power of another Person to secure:

(a) by means of the holding of shares or the possession of voting power, directly or indirectly, in or in relation to the first Person; or

(b) by virtue of any power conferred by the articles of association of, or any other document regulating, the first Person or any other Person,

so that the affairs of the first Person are conducted in accordance with the decisions or directions of that other Person;

“Crude Oil” means crude mineral oil and liquid hydrocarbons in their natural state or obtained from Natural Gas by condensation or extraction;

“Decommissioning” means to abandon, decommission, transfer, remove and/or dispose of structures, facilities, installations, equipment and other property and other works used in Petroleum Operations in the Contract Area, to clean the Contract Area and make it good and safe, and to protect the environment, as further set out herein and in the Petroleum Law and other applicable laws and regulations;

“Delivery Point” means the point located within the jurisdiction of the State at which Petroleum reaches (i) the inlet flange at the FOB export vessel, (ii) the loading facility metering station of a pipeline or (iii) such other point within the jurisdiction of the State as may be agreed between the Parties;

“Development Area” means the extent of an area within the Contract Area capable of Production of Petroleum identified in a Commercial Discovery and agreed upon by the Agência Nacional do Petróleo following such Commercial Discovery;

“Discovery” means any geological structure(s),in which after testing, sampling and/or logging an Exploration Well, existence of mobile hydrocarbons has been made probable and which the Contractor deems worthy of evaluating further by conducting Appraisal operations;

“Effective Date” has the meaning ascribed to it in clause 26.1;

“Exploration Period” has the meaning ascribed to in clause 4.1;

“Exploration Well” means a well on any geological structure(s), whose purpose at the time of commencement of such well is to explore for an accumulation of Petroleum whose existence at the time was unproven by drilling;

“Field Development Program”  means the program of activities presented by the Contractor to the Agência Nacional do Petróleo for approval outlining the plans for the Development of a Commercial Discovery. Such activities include:

(a) Reservoir, geological and geophysical studies and surveys;

(b) Drilling of production and injection wells; and

(c) Design, construction, installation, connection and initial testing of equipment, pipelines, systems, facilities, plants and related activities necessary to produce and operate said wells, to take, save, treat, handle, store, transport and deliver Petroleum, and to undertake re-pressurizing, recycling and other secondary or tertiary recovery projects;

“Force Majeure” has the meaning ascribed to it in clause 21;

“Government” means the government of Sao Tome and Principe, as provided for in article 109 of the Constitution;

“LIBOR” means the LIBOR interest rate (“London Interbank Offered Rate”) at which United States dollar deposits of 6 ( six) months duration are offered, as published in the Financial Times of London. The applicable LIBOR rate for each month or part thereof within an applicable interest period shall be the interest rate published in the

Financial Times of London on the last business day of the immediately preceding calendar month. If no such rate is quoted in the Financial Times of London during a period of 5 (five) consecutive business days, another rate (for example, the rate quoted in the Wall Street Journal) chosen by mutual agreement between the Agência Nacional do Petróleo and the Contractor shall apply;

“Minimum Financial Commitment” has the meaning ascribed to it in clause 7.3(a);

“Minimum Work Obligations” has the meaning ascribed to it in clause 7.2;

“National Petroleum Account” means the account established in accordance with the Oil Revenue Law;

“Natural Gas” means all gaseous hydrocarbons and inerts, including wet mineral gas, dry mineral gas, gas produced in association with Crude Oil and residue gas remaining after the extraction of liquid hydrocarbons from wet gas, but not including Crude Oil;

“Oil Revenue Law” means the Fundamental Oil Revenue Law of the State, Law No. 8/2004 of the 30th of December, as amended, supplemented or replaced from time to time;

“Operating Costs” means expenditures incurred and obligations made as determined in accordance with Article 2 of the Accounting Procedures;

“Parties” or “Party” means the parties or a party to this Contract;

“Petroleum” means:

(a) any naturally occurring hydrocarbon, whether in a gaseous, liquid or solid state;

(b) any mixture of naturally occurring hydrocarbons, whether in a gaseous, liquid or solid state; or

(c) any Petroleum (as defined above) that has been returned to a Reservoir;

“Petroleum Law” means the Fundamental Law on Petroleum Operations, Law no. 16/2009, as supplemented or amended from time to time, and regulations made and directions provided under such law;

“Petroleum Operations” means activities undertaken in the Contract Area for the purposes of:

(a) the Exploration, Appraisal, Development, Production, transportation, sale or export of Petroleum;

(b) the construction, installation or operation of any structures, facilities or installations for the Development, Production and export of Petroleum, or decommissioning or removal of any such structures, facilities or installations;

“Petroleum Taxation Law” means the Petroleum Taxation Law, Law no. 15/2009, as amended, supplemented or replaced from time to time;

“Proceeds”  means the amount in United States dollars determined by multiplying the Realizable Price by the number of Barrels of Available Crude Oil lifted by a Party;

“Production Period” has the meaning ascribed to it in clause 4.1;

“Profit Oil” means the balance of Available Crude Oil after the allocation of Royalty Oil and Cost Oil;

“Quarter” means a period of 3 (three) consecutive months starting with the first day of January, April, July or October of each Year;

“Realizable Price” means the price in United States dollars per Barrel determined in accordance with clause 11;

“Relinquished Area” means that portion of the Contract Area that is relinquished pursuant to and in accordance with clauses 5.1(d) and/or 6;

“Reservoir” means a porous and permeable underground formation containing an individual and separate accumulation of producible Petroleum that is confined by impermeable rock and/or water barriers and is characterized by a single natural pressure system;

“Retained Area” means that portion of the Contract Area that is retained after a relinquishment under clauses 5.1(d) and/or 6;

“Royalty” or “Royalty Oil” means the quantum of Available Crude Oil allocated to the State, based on a percentage calculated as a function of daily production rates as set forth in clause 10.1(a);

“State” means the Democratic Republic of Sao Tome and Principe;

“State Entity” mean any entity or body which integrates the Public Administration’s structure of the State or, in any other way, an entity in which the State has a full equity or full interest ownership designated by the State under clause 8 of this Contract. State Entity includes the Agência Nacional do Petróleo.

“Tax” means the tax payable pursuant to the Petroleum Taxation Law;

“Unassociated Natural Gas” means all gaseous Petroleum produced from Natural Gas Reservoirs, and includes wet gas, dry gas and residual gas remaining after the extraction of liquid Petroleum from wet gas;

“Work Program” means the work commitments itemizing the Petroleum Operations to be carried out in the Contract Area for the required period as defined in clause 7.

1.2	Unless the context otherwise requires, reference to the singular shall include the plural and vice versa and reference to any gender shall include all genders.

1.3	The Schedules form an integral part of this Contract.

1.4	The table of contents and headings in this Contract are inserted for convenience only and shall not affect the meaning or construction of this Contract.

1.5	References in this Contract to the words “include”, “including” and “others” shall not be construed as a limitation.

1.6	In the event of any inconsistency between the main body of this Contract and any Schedule, the provisions of the former shall prevail.

2.	BONUSES AND SOCIAL PROJECTS

2.1	Signature Bonus

The Contractor shall pay to the State by deposit into the National Petroleum Account in immediately available funds a signature bonus in the amount of US $ 2,000,000 (two million United States dollars), within 30 (thirty) days after the execution of this Contract.

2.2	Production Bonuses

The Contractor shall pay to the State by deposit into the National Petroleum Account the following production bonuses based on attainment of cumulative Production of Petroleum from each Development Area as follows:

Cumulative Production (millions of Barrels or	Bonus (US$ million)
Barrels of Oil Equivalent)
100	5
150	7.5
350	10
500	10

2.3

The production bonuses provided for in clause 2.2 shall be payable to the State by deposit into the National Petroleum Account within 30 (thirty) days of such Production level being first attained in immediately available funds.

2.4	The signature and production bonuses provided for in this clause 2 shall not be recoverable as Cost Oil or deductible for Tax purposes.

2.5	Social Projects

The Contractor commits to undertake social projects during each phase of the Exploration Period, valued at a minimum of US $ 200,000 per year (two hundred thousand United Stated dollars) or as extended pursuant to clauses 5.1 (b) and/or (c). If Petroleum is produced from the Contract Area, the Contractor shall undertake additional social projects according to the following schedule:

Cumulative Production (millions of Barrels or Barrels of Oil Equivalent)	Project Value (US $ million)
50	1
100	2
150	5

2.6

The details of the social projects to be undertaken by the Contractor in accordance with clause 2.5 shall be determined by agreement between the Contractor and the Agência Nacional do Petróleo. Failing such agreement, the Contractor and the

Agência Nacional do Petróleo shall each submit a proposal to an expert appointed by the World Bank and such expert shall determine which of the 2 (two ) proposals shall be implemented. The Contractor shall be solely responsible for any and all costs and expenses associated with the foregoing expert determination. The value of the projects provided for in clause 2.5 above shall not be recoverable as Cost Oil or deductible for Tax purposes.

2.7	The Contractor shall be responsible for the implementation of all agreed or chosen social projects, which shall be undertaken using all reasonable skill and care.

3.	SCOPE

3.1

This Contract is a production sharing contract awarded pursuant to the Petroleum Law and governed in accordance with the terms and provisions hereof. The conduct of Petroleum Operations and provision of financial and technical requirements by the Contractor under this Contract shall be with the prior approval of or in prior consultation with the Agência Nacional do Petróleo as required under this Contract or the Petroleum Law. The State hereby appoints and constitutes the Contractor as the company with exclusive right to conduct Petroleum Operations in the Contract Area.

3.2

During the term of this Contract, the total Available Crude Oil shall be allocated to the Parties in accordance with the provisions of clause 10, the Accounting Procedures and the Allocation and Lifting Procedure.

3.3	The Contractor, together with its Affiliates, shall provide all funds and bear all risk of Operating Costs and the sole risk in carrying out Petroleum Operations.

3.4	The Contractor shall engage in Petroleum Operations solely in accordance with the Petroleum Law, the Petroleum Taxation Law, Good Oil Field Practice and all other applicable laws and regulations.

4.	TERM

4.1

Subject to clause 20, the term of this Contract shall be for a period of 28 (twenty-eight) years from the Effective Date, with an 8 (eight) years Exploration and Appraisal period, as extended pursuant to clauses 5.1(b) and/or (c) (the “Exploration Period”) and a 20 (twenty) year Production period (the “Production Period”).

4.2	The Exploration Period shall be divided as follows:

Phase I: 4 (four) years from the Effective Date;

Phase II: from the end of Phase I until 2 (two) years after the end of Phase I; and

Phase III: from the end of Phase II until 2 (two) years after the end of Phase II, as extended pursuant to clauses 5.1(b) and/or (c).

4.3	The Contractor shall commence Petroleum Operations no later than 30 (thirty) days after the Agência Nacional do Petróleo has approved the first Work Program.

4.4	Provided the Contractor has fulfilled all of its obligations relative to the current phase of the Exploration Period as described in clause 7.2, the Contractor may enter the next phase. The Contractor shall provide the Agência Nacional do Petróleo with written notice of its intention to enter the next phase of the Exploration Period at least 60 (sixty) days prior to the end of the relevant phase. The report shall document that the work commitments for the phase are fulfilled. The Ministry may upon application, grant an exemption from the work obligation.

4.5

Provided the Contractor has fulfilled all of its obligations relative to the current phase of the Exploration Period as described in clause 7.2, the Contractor may terminate this Contract at the end of any phase during the Exploration Period in accordance with clause 20.7.

4.6

The Contractor shall have the right to produce Petroleum from each Development Area for a period of 20 (twenty) years from the date of approval by the Agência Nacional do Petróleo of the Field Development Program in the relevant area in accordance with clause 5.1. This Contract will terminate with respect to the relevant Development Area at the end of such 20 (twenty) year period unless the Agência Nacional do Petróleo grants an extension on application of the Contractor. The Contractor may, for any Development Area, be granted one or more extension periods, each one for a period of 5 (five) years, until all Petroleum has been economically depleted. In connection with any such extensions, the Parties agree to engage in good faith to re-negotiate the commercial terms of this Contract governing the applicable Development Area at least 5 (five) years prior to the expiration of the initial 20 (twenty) years period and at least 2 (two) years prior to the expiration of any subsequent extension period.

5.	COMMERCIAL DISCOVERY AND DECLARATION OF COMMERCIALITY

5.1	The sequence of Petroleum Operations to establish a Commercial Discovery of Petroleum (other than Unassociated Natural Gas) shall be as follows:

(a)

the Contractor shall have a period of up to 45 (forty-five) days from the date on which the drilling of the applicable Exploration Well terminates to declare whether or not the Exploration Well has proven a Discovery;

(b)

the Contractor shall then have a period of 2 (two) years (unless otherwise agreed with the Agência Nacional do Petróleo) from declaration of a Discovery to declare the Discovery either on its own or in aggregation with other Discoveries is a Commercial Discovery, which may be extended for 1 (one) year, subject to approval of the Agência Nacional do Petróleo, if the results of those activities indicate that further Appraisal is necessary;

(c)

if the Contractor declares a Commercial Discovery it shall have a period of 2 (two) years (unless otherwise agreed by the Agência Nacional do Petróleo) from the time the Contractor declares a Discovery or aggregation of Discoveries is a Commercial Discovery to submit a Field Development Program to the Agência Nacional do Petróleo for approval;

(d)

in the event a Discovery is not determined to be a Commercial Discovery, upon expiration of the period set out in clause 5.1(b) the State may, provided it gives at least 18 (eighteen) months' notice, require the Contractor to promptly relinquish, without any compensation or indemnification whatsoever, the area encompassing the Discovery, including all of its rights to Petroleum which may be produced from such Discovery;

(e)	if a Field Development Program is approved by the Agência Nacional do Petróleo, the Contractor shall initiate field development and production according to the time schedule outlined in the Program.

5.2	Unassociated Natural Gas shall be developed in accordance with clause 23.4.

6.	RELINQUISHMENT OF AREAS

6.1	The Contractor must relinquish the Contract Area, or part thereof, in accordance with the following terms:

(a)	25% (twenty-five percent ) of the initial surface area of the Contract Area shall be relinquished at the end of Phase I of the Exploration Period;

(b)	a further 25% (twenty-five percent) of the initial surface area of the Contract Area shall be relinquished at the end of Phase II of the Exploration Period; and

(c)	the remainder of the Contract Area shall be relinquished at the end of Phase III of the Exploration Period, less:

(i)	any area which is the subject of an approved Appraisal program pursuant to clause 5.1(b) and a Development Area;

(ii)	areas for which the approval of a Field Development Program is pending, until finally decided; and

(iii)	any area reserved for a possible Unassociated Natural Gas Appraisal in relation to which the Contractor is engaged in discussions with the State in accordance with clause 23.4.

6.2

Any Retained Area and Relinquished Area shall be, as far as reasonable, single continuous units and delimited by meridians and parallels of latitude expressed in whole minutes of a degree to be approved by the Agência Nacional do Petróleo.

6.3	Any Relinquished Area shall revert to the State.

6.4

Subject to the Contractor's obligations under clause 7 and its Decommissioning obligations, the Contractor may, at any time, notify the Agência Nacional do Petróleo upon 3(three) months prior written notice that it relinquishes its rights over all or part of the Contract Area. In no event shall any voluntary relinquishment by the Contractor over all or any part of the Contract Area reduce the Minimum Work Obligations or Minimum Financial Commitment set out in clause 7.

7.	MINIMUM WORK PROGRAM AND BUDGET

7.1	Within 2 (two) months after the Effective Date and thereafter at least 3 (three) months prior to the beginning of each Calendar Year, the Contractor shall prepare and submit for the approval of the Agência Nacional do Petróleo, a Work Program and Budget for the Contract Area setting forth the Petroleum Operations which the Contractor proposes to carry out during the ensuing Year, or in case of the first Work Program and Budget, during the remainder of the current Year.

7.2	The minimum Work Program for each phase of the Exploration Period is as follows (the “Minimum Work Obligations”):

Phase I: The Contractor shall:

▪	Carry out Geological and Geophysical studies
▪	Perform Environmental Impact Assessments
▪	Acquire, Process and Interpret 1200 km of 2D seismic or 750 km2 of 3D seismic, as elected by the Contractor

Phase II: If the Contractor elects to enter Phase II, then during such Phase II of the Exploration Period the Contractor shall:

▪	Carry out Geological and Geophysical studies
▪	Perform Environmental Impact Assessments
▪	Acquire, Process and Interpret 750 km2 of 3D seismic

Phase III: If the Contractor elects to enter Phase III, then during such Phase III of the Exploration Period the Contractor shall:

▪	Carry out Geological and Geophysical studies
▪	Perform Environmental Impact Assessments
▪	Drill one (1) Exploration Well with a minimum total vertical depth (TVDSS) of 4600m

7.3	Minimum Financial Commitments

(a)	The Contractor shall be obligated to incur the following minimum financial commitment (the “Minimum Financial Commitment”):

Phase I: US $ 4,500,000 (four million five hundred thousand United States dollars)

Phase II: US $ 7,500,000 (seven million five hundred thousand United States dollars)

Phase III: US $ 50,000,000 (fifty million United States dollars)

(b)

If the Contractor fulfills the Minimum Work Obligations set forth in clause 7.2 for each phase of the Exploration Period, then the Contractor shall be deemed to have satisfied the Minimum Financial Commitments for each such phase.

(c)

If the Contractor fails to complete the Minimum Work Obligations for any phase of the Exploration Period and such commitment has not been moved to the next phase (if any), with the consent of the Agência Nacional do Petróleo, then the Contractor shall pay to the State by deposit into the National Petroleum Account: (i) the difference between the Minimum Financial Commitment for the then current phase and the amount actually expended in Petroleum Operations for such phase; and (ii) 4% (four percent ) of the Minimum Financial Commitment for any subsequent phase that is not initiated, as liquidated damages in full and final settlement of all potential claims for breach of this Contract and, notwithstanding clause 20, this Contract shall automatically terminate.

7.4	The Contractor shall be excused from any delay or failure to comply with the terms and conditions of clauses 7.2 and/or 7.3:

(a)	during any period of Force Majeure; or

(b)

if the Agência Nacional do Petróleo or any other State authority denies the Contractor any required permissions to perform the Petroleum Operations which constitute Minimum Obligations of the Work Program.

7.5

The time for performing any incomplete Minimum Work Obligations for any phase of the Exploration Period and the term of this Contract shall be extended by the following periods in the circumstances set out in clause 7.4:

(a)	with respect to clause 7.4 (a), for the period during which Force Majeure is in existence; and

(b)	with respect to clause 7.4 (b), for a 6 (six) months’ term to permit the Contractor to make a revised plan of drilling, or other work, which is satisfactory to the Agência Nacional do Petróleo.

7.6

If any circumstance described in clauses 7.4 and 7.5 is not resolved within the time periods specified above, then after consultation with Agência Nacional do Petróleo, the Contractor shall be liable to pay into the National Petroleum Account an amount corresponding to the unfulfilled work for that phase and, notwithstanding clause 20, this Contract shall automatically terminate.

7.7

Any unfulfilled Minimum Work Obligation in any phase of the Exploration Period may, with the written consent of the Agência Nacional do Petróleo, be added to the Minimum Work Obligation for the next succeeding phase.

7.8

The expenses or the work by the Contractor over and above the Minimum Work Obligations or the Minimum Financial Commitment for any phase shall be credited against and reduce the Minimum Work Obligation or the Minimum Financial Commitment for the next succeeding phase.

7.9

For the purposes of determining whether an Exploration Well or an Appraisal Well has been drilled in accordance with the Minimum Work Obligation, such a well shall be deemed drilled if the minimum total depth has been reached or if any one of the following events occurs prior to reaching the minimum total depth:

(a)	a Discovery is made and further drilling may cause irreparable damage to such Discovery;

(b)	basement is encountered;

(c)	the Agência Nacional do Petróleo and the Contractor agree the well is drilled for the purpose of fulfilling the obligation to complete the Minimum Work Obligation; or

(d)

technical difficulties are encountered which, in the judgment of the Contractor and in accordance with reasonable and prudent international oilfield practice, makes further drilling impracticable, uneconomic, unsafe or a danger to the environment.

7.10

The Exploration Period set forth in clause 7.2 may be extended for an additional 6 (six) months to conclude the drilling and testing of any well for which operations have been commenced up until the end of Phase III of that Period (with its extensions). This Contract shall automatically terminate if no Commercial Discovery has been declared by the Contractor during the Exploration Period, as may be extended.

7.11	Performance Bond

(a)

Within 30 (thirty) days from the Effective Date, the Contractor shall submit a performance bond in a form approved by the Agência Nacional do Petróleo and from a reputable international financial institution approved by the Agência Nacional do Petróleo to cover the Minimum Financial Commitment for Phase I of the Exploration Period.

(b)

Should the Contractor satisfy in full the conditions for continuing Petroleum Operations at the end of Phase I of the Exploration Period pursuant to clause 7.2, a replacement performance bond in the same form and from the same international financial institution, unless otherwise agreed by the Agência Nacional do Petróleo, shall be submitted within 30 (thirty) days from the date of the extension to cover the Minimum Financial Commitment for Phase II of the Exploration Period.

(c)

Should the Contractor satisfy in full the conditions for continuing Petroleum Operations at the end of Phase II of the Exploration Period, pursuant to clause 7.2, a replacement performance bond in the same form and from the same international financial institution, unless otherwise agreed by the Agência Nacional do Petróleo, shall be submitted within 30 (thirty) days from the date of the extension to cover the Minimum Financial Commitment for Phase III of the Exploration Period.

7.12

The amount of the performance bond shall be reduced annually by deducting the verified expenditures the Contractor has incurred in the previous year of each phase and the performance bond shall terminate at the end of each phase if the Minimum Work Obligations or Minimum Financial Commitment for that phase have been satisfied in full.

7.13	Guarantee

Within 30 (thirty) days from the date of execution of this Contract, the Contractor shall submit a guarantee from a parent company approved by the Agência Nacional do Petróleo in the amount of and in accordance with the form of Schedule 6 which shall be valid for up to 4 (four) years after the termination of this Contract. Wherever the Contractor is formed by more than party, each one shall put forward a guarantee of a parent company approved by the Agência Nacional do Petróleo in an amount equal to its participation interest share of the amount set out in Schedule 6.The Agência Nacional do Petróleo, or the other State Entity designated to participate in this Contract, is not subject to this obligation while its participation is a carried one, in which case the remaining parties to the Contract shall guarantee the amount which will be incumbent to the former, in the proportion of their participating interests in this Contract.

8.	STATE PARTICIPATION

8.1

The State, either through the Agência Nacional do Petróleo or any other State Entity designated by the State, shall have, as of the Effective Date, a carried 10% (ten percent) participation in the Contractor’s rights and interests under this Contract. The Contractor shall fund, bear and pay all costs, expenses and amounts due in respect of Petroleum Operations conducted pursuant to this Contract.

8.2	In respect of its carried interest referred to in clause 8.1, the Agência Nacional do Petróleo or other State Entity designated by the State shall become a party to the Joint Operating Agreement.

8.3

Upon the commencement of commercial Production, the Contractor shall be entitled to receive 100% (one hundred percent) of Cost Oil in order to recover all costs, expenses and amounts paid in respect of Petroleum Operations pursuant to clause 8.1 and incurred on behalf of the Agência Nacional do Petróleo or other State Entity designed by the State.

8.4

The Agência Nacional do Petróleo or other State Entity designated by the State, shall be entitled to receive 10% (ten percent) of the Contractor's entitlement to Profit Oil as provided for in clause 10.1(d).

8.5

The Agência Nacional do Petróleo or other State Entity designated by the State, shall be entitled at any time, upon advance written notice to the Contractor, to convert its carried interest into a full working participating interest, whereupon, after reimbursement of any cost, expense or any other amount incurred by the Contractor pursuant to clause 8.1, the Agência Nacional do Petróleo, or other State Entity designated by the State, shall be entitled to  10% (ten percent) of all Available Crude Oil to which the Contractor is entitled under the terms of this Contract, pursuant to a schedule to be agreed between the Contractor and the Agência Nacional do Petróleo or other State Entity designated by the State.

9.	RIGHTS AND OBLIGATIONS OF THE PARTIES

9.1	In accordance with this Contract, the Agência Nacional do Petróleo shall:

(a)	pursuant to clause 14, jointly work with the Contractor’s professional staff in the fulfillment of Petroleum Operations under this Contract;

(b)

assist and expedite the Contractor’s execution of Petroleum Operations and Work Programs including through the assistance in supplying or otherwise making available all necessary visas, work permits, rights of way and easements as may be reasonably requested by the Contractor. All expenses incurred by the Agência Nacional do Petróleo, in providing such assistance at the Contractor’s request, shall be reimbursed to the Agência Nacional do Petróleo by the Contractor in accordance with clause 12. Such reimbursement shall be made against presentation of invoices and shall be in United States dollars. The Contractor shall include such reimbursements in the Operating Costs;

(c)	have the right to recover from the Contractor all costs which are reasonably incurred for purposes of Petroleum Operations;

(d)

have legal title to and shall keep the originals of all data and information resulting from Petroleum Operations including geological, geophysical, engineering, well logs, completion reports, production, operations and any other data and information that the Contractor may compile during the term of this Contract; provided, however, that the Contractor shall be entitled to keep copies and use such data and information during the term of this Contract; and

(e)	not exercise all or any of its rights or authority over the Contract Area in derogation of the rights of the Contractor otherwise than in accordance with the Petroleum Law.

9.2	In accordance with this Contract, the Contractor shall:

(a)	promptly pay to the State by deposit into the National Petroleum Account all fees, bonuses, and other amounts due to the State under the terms of this Contract;

(b)

provide all necessary funds for the payment of Operating Costs including funds required to provide all materials, equipment, facilities, supplies and technical requirements (including personnel) whether purchased or leased;

(c)	provide such other funds for the performance of Work Programs including payments to third parties who perform services to the Contractor in the conduct of Petroleum Operations;

(d)

prepare Work Programs and Budgets and carry out approved Work Programs in accordance with Good Oil Field Practice with the objective of avoiding waste and obtaining maximum ultimate recovery of Petroleum at a minimum cost;

(e)

exercise all the rights, comply with all the obligations under the Petroleum Law and any other applicable laws and pay the following fees to the State by deposit into the National Petroleum Account (all expressed in United States dollars):

On application for the Production Period:	$500,000
When requesting to assign or otherwise transfer any interest during	$100,000
Exploration Period:
When requesting to assign or otherwise transfer any interest during	$300,000
Production Period:
When requesting termination of the Contract	$100,000
On application for the Contractor to commence drilling:	$25,000

(f)	ensure that all leased equipment brought into the Territory of Sao Tome and Principe for the conduct of Petroleum Operations is treated in accordance with the terms of the applicable leases;

(g)	have the right of ingress to and egress from the Contract Area and to and from facilities therein located at all times during the term of this Contract;

(h)

promptly submit to the Agência Nacional do Petróleo for permanent custody the originals of all geological, geophysical, drilling, production, operating and other data, information and reports that the Contractor or its Associates may compile during the term of this Contract;

(i)	prepare estimated and final tax returns and submit the same to the relevant tax authority on a timely basis in accordance with the Petroleum Taxation Law;

(j)

have the right to lift Available Crude Oil in accordance with lifting and allocation procedures to be agreed by the Parties not later than 6 (six) months prior to the commencement of Production, in accordance with the principles set forth in Schedule 3, and to freely export and retain abroad the receipts from the sale of Available Crude Oil allocated to it under this Contract;

(k)

in accordance with clause 14 prepare and carry out plans and programs of the State for industry training and education of nationals of Sao Tome and Principe for all job classifications with respect to Petroleum Operations pursuant to and in accordance with the Petroleum Law;

(l)

employ only such qualified personnel as is required to conduct Petroleum Operations, in accordance with Good Oil Field Practice and in a prudent and cost effective manner, giving preference to qualified nationals of Sao Tome and Principe;

(m)

give preference to such goods, material and equipment which are available in Sao Tome and Principe or services that can be rendered by nationals of Sao Tome and Principe in accordance with the Petroleum Law and this Contract;

(n)

pay all charges and fees as are imposed by law in Sao Tome and Principe with its Associates as the case may be. The Contractor and its Associates shall not be treated differently from any other Persons engaged in similar petroleum operations in the Territory of Sao Tome and Principe;

(o)

indemnify and hold the State harmless, including the Agência Nacional do Petróleo, against all losses, damages, injuries, expenses, actions of whatever kind and nature including all legal fees and expenses suffered by the State or the Agência Nacional do Petróleo where such loss, damage, injury, expense or action is caused by the negligence or willful misconduct of the Contractor, its Affiliates, its sub-contractors or any other Person acting on its or their behalf or any of their respective directors, officers, employees, agents or consultants;

(p)	not exercise all or any rights or authority over the Contract Area in derogation of the rights of the State or in breach of the Petroleum Law; and

(q)

in the event of any emergency requiring immediate operational action, take all actions it deems proper or advisable to protect the interests of the Parties and any other affected Persons and any costs so incurred shall be included in the Operating Costs. Prompt notification of any such action taken by the Contractor and the estimated cost shall be given to the Agência Nacional do Petróleo within 48 (forty-eight) hours of becoming aware of the event.

10.	RECOVERY OF OPERATING COSTS AND SHARING OF PETROLEUM PRODUCTION

10.1

The allocation of Available Crude Oil shall be calculated on a Contract Area basis for Royalty Oil, Cost Oil and Profit Oil. The allocation of Available Crude Oil shall be in accordance with the Accounting Procedures, the Allocation and Lifting Procedures and this clause 10 as follows:

(a)	Royalty Oil shall be allocated to the State from the first day of Production, based on the daily total of Available Crude Oil from a Contract Area, set at a rate of 2% (two percent);

(b)

Cost Oil shall be allocated to the Contractor in such quantum as will generate an amount of Proceeds sufficient for recovery of Operating Costs in each Contract Area. All costs will be recovered in United States dollars through Cost Oil allocation;

(c)	Cost Oil shall be not more than 80% (eighty percent) of Available Crude Oil in each Contract Area less deduction of Royalty Oil in any accounting period;

(d)

Profit Oil, being the balance of Available Crude Oil after deducting Royalty Oil and Cost Oil, shall be allocated to each Party based on the before-tax, nominal rate of return calculated on a quarterly basis for the Contract Area in accordance with the following sliding scale:

Contractor’s Rate of Return for	Government Share	Contractor Share
Contract Area (%per annum)	of Profit Oil	of Profit Oil
<19%	0%	100%
>=19%< 22%	10%	90%
>=22%< 26%	20%	80%
>=26%< 29%	40%	60%
>=29%	50%	50%

10.2

Beginning at the date of Commercial Discovery, the Contractor’s rate of return shall be determined at the end of each Quarter on the basis of the accumulated compounded net cash flow for each Contract Area, using the following procedure:

(a)	the Contractor’s net cash flow for a Contract Area for each Quarter is:

(i) The result of the sum of the Contractor’s Cost Oil and the share of Profit Oil of the Contract Area regarding Petroleum actually lifted in that Quarter at the Realizable Price;

(ii) Minus Operating Costs;

(b)

For this computation, it shall not be included in the calculation of a Contractor’s net cash flow neither any expense made before the date of Commercial Discovery for a Contract Area nor any Exploration Cost.

(c)	The Contractor’s net cash flows for each Quarter are compounded and accumulated for a Contract Area beginning at the date of Commercial Discovery according to the following formula:

ACNCF (Current Quarter) =

(100% + DQ x ACNCF (Previous Quarter) + NCF (Current Quarter) 100%

where:

ACNCF = accumulated compounded net cash flow

NCF = net cash flow

DQ = quarterly compound rate (in percent)

The calculation will be made using quarterly compound rates (in percent) of 4.44%, 5.09%, 5.95%, and 6.57%, which correspond to annual compound rates (“DA”) of 19%, 22%, 26%, and 29%, respectively.

(d)

The Contractor’s rate of return in any given Quarter for a Contract Area shall be deemed to be between the largest DA which yields a positive or zero ACNCF and the smallest DA which causes the ACNCF to be negative.

(e)

The sharing of Profit Oil from a Contract Area between the State and the Contractor in a given Quarter shall be in accordance with the scale in clause 10.1, paragraph (d) above using the Contractor’s deemed rate of return as per paragraph (c) in the immediately preceding Quarter.

(f)

In a given Contract Area, it is possible for the Contractor’s deemed rate of return to decline as a result of negative cash flow in a Quarter with the consequence that Contractor’s share of Profit Oil from that Contract Area would increase in the subsequent Quarter.

(g)	Pending finalization of accounts, Profit Oil from the Contract Area shall be shared on the basis of provisional estimates, if necessary, of a deemed rate of return as approved by the Agência Nacional do Petróleo. Adjustments shall be effected with the procedure subsequently to be adopted by the Agência Nacional do Petróleo.

10.3	The quantum of Available Crude Oil to be allocated to each Party under this Contract shall be determined at the Delivery Point.

10.4

Each Party shall lift and dispose of Available Crude Oil in accordance with the Allocation and Lifting Procedures as provided in Schedule 3. In the event of any reconciliation, the records of the Agência Nacional do Petróleo shall be the official, final and binding records.

10.5

Allocation of Royalty Oil and Profit Oil shall be in the form of delivery of Production of Petroleum to the Agência Nacional do Petróleo. The Agência Nacional do Petróleo or other appropriate authority shall issue receipts for such delivery within 30 (thirty) days of lifting such Royalty Oil and Profit Oil. These receipts are issued by the Agência Nacional do Petróleo or other appropriate authority on behalf of the Government of Sao Tome and Principe.

10.6

Any Party may, at the request of any other Party, lift such other Party’s Available Crude Oil, pursuant to clause 10.3, and the lifting Party, within 30 (thirty) days, shall transfer to the account of the non-lifting Party the Proceeds of the sale to which the non-lifting Party is entitled. Overdue payments shall bear interest at the LIBOR rate plus 2% (two percent).

10.7	The State may sell to the Contractor all or any portion of its allocation of Available Crude Oil from the Contract Area at the Realizable Price under mutually agreed terms and conditions.

10.8

The parties shall meet as and when agreed in the Allocation and Lifting Procedures to reconcile all Petroleum produced, allocated and lifted during the period in accordance with the Allocation and Lifting Procedures set forth in Schedule 3.

10.9

Notwithstanding the above, in lieu of lifting the State's Profit Oil and/or Royalty Oil, the State may elect to receive the State’s allocation of Profit Oil and/or Royalty Oil in cash based on the Realizable Price rather than through lifting, regardless of whether or not the Contractor sells the State's Profit Oil and/or Royalty Oil to a third party. This option shall be exercised upon 180 (one hundred eighty) days advance notice issued by the Agência Nacional do Petróleo to the Operator. If the State elects to receive cash in lieu of lifting, the Operator shall lift the State's allocation of Profit Oil and/or Royalty Oil and pay into the National Petroleum Account cash in respect of such lifting within 30 (thirty ) days from the last day of the month in which the lifting occurred. Every 6 (six) months, the State may elect to have an entity designated by the State to resume lifting the State’s allocation of Profit Oil and/or Royalty Oil, upon 180 (one hundred eighty) days notice to the Operator, prior to the date the State elects to have an entity, designated by the State, to resume lifting.

11.	VALUATION OF CRUDE OIL

11.1	Save as otherwise provided in this Contract, Crude Oil Production shall be valued in accordance with the following procedures:

(a)     On the attainment of commercial production of Crude Oil, each Party shall engage the services of an independent laboratory of good repute to undertake a qualitative and quantitative analysis of such Crude Oil.

(b)     Once a trial marketing period is designated which shall extend for the first 6 (six) month period during which such new stream is lifted or for the period of time required for the first 10 (ten) liftings, whichever is longer. During the trial marketing period the Parties shall:

(i)	collect samples of the new Crude Oil upon which the qualitative and quantitative analysis shall be performed as provided in clause 11.1(a);

(ii)	determine the approximate quality of the new Crude Oil by estimating the yield values from refinery modeling;

(iii)

market the new Crude Oil to which they are entitled and the other Party’s allocation of Available Crude Oil they may be entitled to lift, and payments therefore shall be made by the buyers to the Operator who will be responsible for its distribution to the other Parties in accordance with their entitlement; Cost Oil and Profit Oil and the Contractor's accounting shall reflect such revenues, in accordance with clause 10;

(iv)

provide information to a third party who shall compile the information and maintain all individual Party information confidential, with regard to the marketing of the new Crude Oil, including documents which verify the sales price and terms of each lifting; and

(v)

apply the actual F.O.B. sales price to determine the value for each lifting which F.O.B. sales pricing for each lifting shall continue, as the Realizable Price, after the trial marketing period until the Parties agree to a valuation of the new Crude Oil but in no event longer than 90 (ninety) days after conclusion of the trial marketing period.

(c)     As soon as practicable but in any event not later than 60 (sixty) days after the end of the trial marketing period, the Parties shall meet to review the qualitative and quantitative analysis, yield and actual sales data. Each Party may present a proposal for the valuation of the new Crude Oil. A valuation formula for the Realizable Price shall be agreed to by the Parties not later than 9 (nine) months after the first lifting. It is the intent of the Parties that such prices shall reflect the true market value based on arm’s length transactions for the sale of the new Crude Oil. The valuation formula, as determined hereinbefore (including the product yield values), shall be mutually agreed within 30 (thirty) days of the aforementioned meeting. In the absence of an agreement, it shall be referred to a mutually agreed independent expert who shall have the appropriate international oil and gas experience and who will resolve and settle the matter in a manner as he shall in his absolute discretion think fit and the decision of the expert shall be final and binding on the Parties. If, after a period of 30 (thirty) days, the Parties are unable to agree on the identity of the expert, such expert shall be appointed by the International Centre for Expertise in accordance with the provisions for the appointment of experts under the Rules for Expertise of the International Chamber of Commerce.

(d)     Upon the conclusion of the trial marketing period, the Parties shall be entitled to lift their allocation of Available Crude Oil pursuant to clause 10.3 and the Allocation and Lifting Procedures set forth in Schedule 3.

(e)     When a new Crude Oil stream is produced from the Contract Area and is commingled with an existing Crude Oil produced, which has an established Realizable Price basis, then such basis shall be applied to the extent practicable for determining the Realizable Price of the new Crude Oil. The Parties shall meet and mutually agree on any appropriate modifications to such established valuation basis, which may be required to reflect any change in the market value of the Crude Oils as a result of commingling.

11.2

If, in the opinion of either the Agência Nacional do Petróleo or the Contractor, an agreed price valuation method fails to reflect the market value of Crude Oil produced in the Contract Area, then such Party may propose to the other Party modifications to such valuation method once in every 6 (six) months but in no event more than twice in any Calendar Year. The Parties shall then meet within 30 (thirty) days of such proposal and mutually agree on any modifications to such valuation within 30 (thirty) days from such meeting. In the absence of an agreement, the issue shall be referred to a mutually agreed independent expert who shall have the appropriate international oil and gas experience and who will resolve and settle the matter in a manner as he shall in his absolute discretion think fit and the decision of the expert shall be final and binding on the Parties. If after a period of 30 (thirty) days, the Parties are unable to agree on the identity of the expert, such expert shall be appointed by the International Centre for Expertise in accordance with the provisions for the appointment of experts under the Rules for Expertise of the International Chamber of Commerce.

11.3

Segregation of Crude Oils of different quality and/or grade shall, by agreement of the Parties, take into consideration, among other things, the operational practicality of segregation and the cost benefit analysis thereof. If the Parties agree on such segregation the following provisions shall apply:

(a)	any and all provisions of this Contract concerning valuation of Crude Oil shall separately apply to each segregated Crude Oil produced; and

(b)

each grade or quality of Crude Oil produced and segregated in a given year shall contribute its proportionate share to the total quantity designated in such year as Royalty Oil, Cost Oil and Profit Oil.

12.	PAYMENTS

12.1

The Contractor shall make all payments to the State, for which it is liable under this Contract, in United States dollars or such other currency agreed between the Contractor and the Agência Nacional do Petróleo. Payments shall be made into the National Petroleum Account in accordance with the Oil Revenue Law. Where a payment is made in currency other than United States dollars, the exchange rate used to convert the liability from United States dollars into that currency shall be the exchange rate published on the date of payment by the Central Bank of Sao Tome and Principe for dobras and by the Financial Times of London for other currencies. Overdue payments shall bear interest at the annual rate of LIBOR plus 2% (two percent) from the due date until the date of actual payment.

12.2

The State shall make all payments to the Contractor for which it is liable under this Contract in United States dollars or such other currency agreed between the Contractor and the Agência Nacional do Petróleo. Where a payment is made in a currency other than United States dollars, the exchange rate used to convert the liability from United States dollar into that currency shall be the exchange rate published on the date of payment by the Central Bank of Sao Tome and Principe for dobras, and the Financial Times of London for other currencies. Overdue payments shall bear interest at the annual rate of LIBOR plus 2% (two percent) from the due date until the date of actual payment.

12.3	Any payments required to be made pursuant to this Contract shall be made within 30 (thirty) days following the last day of the month in which the obligation to make such payments is incurred.

13.	TITLE TO EQUIPMENT / DECOMMISSIONING

13.1

The Contractor shall finance the cost of purchasing or leasing all materials, equipment and facilities to be used in Petroleum Operations in the Contract Area pursuant to approved Work Programs and Budgets and such materials, equipment and facilities, if purchased, shall become the sole property of the State, free of all liens and other encumbrances, when the Contractor has recovered the cost of such materials, equipment and facilities (as the case may be) in accordance with this Contract or upon its termination, whichever occurs first. Except as otherwise provided for in the Petroleum Law, the Contractor shall have the right to use, free of any additional charge, all materials, equipment and facilities exclusively for Petroleum Operations in the Contract Area during the term of this Contract and any extensions thereof. Should the State or the Agência Nacional do Petróleo desire to use such materials, equipment and facilities outside the Contract Area, such use shall be subject to terms and conditions to be agreed by the Parties, provided that it is understood that Petroleum Operations in the Contract Area hereunder shall take precedence over such use by the State or the Agência Nacional do Petróleo. The Contractor shall only lease materials, equipment and facilities with the approval of the Agência Nacional do Petróleo, such approval not to be unreasonably withheld.

13.2

The Contractor’s right to use such purchased materials, equipment and facilities shall cease with the termination or expiration (whichever is earlier) of this Contract, including any extensions hereof.

13.3

The provisions of clause 13.1, with respect to the title of property passing to the State, shall not apply to leased equipment belonging to local or foreign third parties, and such equipment may be freely exported from the Territory of Sao Tome and Principe, in accordance with the terms of the applicable lease.

13.4

Notwithstanding clause 13.2, all fixed assets purchased or otherwise acquired by the Contractor for the purposes of Petroleum Operations hereunder, shall become the exclusive property of the State when the Contractor has recovered the cost of such materials, equipment and facilities (as the case may be) in accordance with this Contract or upon its termination, whichever occurs first. Upon termination of this Contract, the Contractor shall hand over possession of such fixed assets to the State in good working order and free of all liens and other encumbrances.

13.5

During the term of this Contract, any agreed sale of equipment, lands, fixed assets, materials and machinery acquired for the purpose of Petroleum Operations shall be conducted by the Contractor on the basis of the procedure for sale of assets as set forth in Schedule 5, subject to the consent of the Agência Nacional do Petróleo.

13.6	Decommissioning

The expenditures for Decommissioning will be estimated on the basis of technical studies undertaken by the Contractor, to be agreed by the Agência Nacional do Petróleo, as part of each Field Development Program and revised as deemed necessary.

13.7	Unless otherwise agreed with the Agência Nacional do Petróleo, the procedure for the Contractor providing funds to meet its Decommissioning obligations shall be as follows:

(a)	an amount shall be established on a Contract Area basis, commencing upon 4 (four) years after the commencement of the Production Period, on a unit of production basis as follows:

DP =(PVDC – DF) * (P / RP), where:

DP =Decommissioning provision for the period (millions of US dollars)

PVDC =Present Value of Decommissioning costs (millions of US dollars)

DF =Balance of Decommissioning fund at the start of the period (millions of US dollars)

P =Crude Oil production in the period (millions of Barrels)

RP =Estimated remaining Crude Oil (millions of Barrels)

(b)

All Decommissioning provisions shall be held in a Decommissioning reserve fund which shall be an interest bearing escrow account jointly established by the Parties at a first class commercial bank or at another financial institution in accordance with the Petroleum Law. The bank or financial institution shall have a long term rating of not less than “AA” by Standard and Poor’s Corporation or an “Aa2” rating by Moody’s Investor Service or an equivalent rating by another mutually agreed rating service.

(c)	For the purposes of calculating the present value of Decommissioning costs, the following formula shall be used:

PVDC = EDC / (1 + i) n, where:

PVDC =present value of Decommissioning costs

EDC =estimated value of Decommissioning costs in nominal terms at the expected date of Decommissioning

i =interest rate applicable to the escrow account in the current period

n =number of Years between current period and expected date of Decommissioning

13.8

The Decommissioning reserve fund shall be used solely for the purposes of paying for Decommissioning activities. No Party may mortgage, pledge, encumber or otherwise usurp such Decommissioning reserve fund for any purpose whatsoever, except as expressly provided herein or in the Petroleum Law. The Decommissioning reserve fund may be invested in investments approved in advance by the Contractor and the Agência Nacional do Petróleo.

13.9

The Contractor shall annually meet any shortfall between the actual Decommissioning costs and the Decommissioning reserve fund for any Contract Area, with such amount to be deposited into the escrow account within 30 (thirty) days after the end of each Calendar Year.

13.10

Any balance remaining in any Decommissioning fund after all Decommissioning costs in the Contract Area have been met shall be distributed between the Agência Nacional do Petróleo and the Contractor in the same proportion as the allocation of Available Crude Oil at the time of Decommissioning operations.

13.11

Decommissioning expenditures incurred under these Decommissioning provisions are cost recoverable as Contract Area non-capital costs under the Accounting Procedures and deductible for Tax purposes under the Petroleum Taxation Law.

14.	EMPLOYMENT AND TRAINING OF NATIONALS OF THE STATE

14.1

Each Calendar Year the Contractor shall submit a detailed program for recruitment and training for the following Calendar Year in respect of its personnel from Sao Tome and Principe in accordance with the Petroleum Law.

14.2	Qualified nationals from Sao Tome and Principe shall be employed in all non-specialized positions.

14.3

Qualified nationals from Sao Tome and Principe shall also be employed in specialized positions such as those in exploration, drilling, engineering, production, environmental safety, legal and finance. Notwithstanding the applicable laws, rules and regulations, the Contractor shall have the right to employ non-nationals of Sao Tome and Principe in such specialized positions where qualified individuals from Sao Tome and Principe are not available, provided that the Contractor shall recruit and train nationals from Sao Tome and Principe for such specialized positions such that the number of expatriate staff shall be kept to a minimum.

14.4

Pursuant to clause 9.2 (k), qualified professionals of the Agência Nacional do Petróleo shall be seconded to work with the Contractor. Such personnel and the Contractor's national personnel from Sao Tome and Principe shall not be treated differently with regard to salaries and other benefits. The Contractor and the Agência Nacional do

Petróleo shall mutually agree on the numbers of the Agência Nacional do Petróleo's staff to be assigned to Petroleum Operations. The costs and expenses of such Agência Nacional do Petróleo personnel shall be included in Operating Costs. The Contractor shall not be liable for any damages resulting from the negligence or willful misconduct of any Agência Nacional do Petróleo employees or agents assigned to work for the Contractor.

14.5	The Parties shall mutually agree on the organizational chart of the Contractor which shall include nationals of Sao Tome and Principe in key positions.

14.6

No national of Sao Tome and Principe who is employed shall be dismissed without the previous written consent of the Agência Nacional do Petróleo, except in the case of serious misbehavior on the part of the employee, in which case a prior mere written notice to the Agência Nacional do Petróleo shall be required. For the purposes of this clause, a serious misbehavior means a specific act which corresponds to a violation and a very serious inadequate conduct which has been investigated and evidenced through documents.

14.7

The Contractor shall spend 0.25% (point twenty-five percent) of the Operating Costs in each Year of the Exploration Period subject to a minimum of US $ 100,000 (one hundred thousand United States dollars) and a maximum of US $ 200,000 (two hundred thousand United States dollars) in each Calendar Year on scholarships for the training of nationals of Sao Tome and Principe at institutions to be selected by the Agência Nacional do Petróleo. In connection with the review of the annual Work Program and Budgets, the Agência Nacional do Petróleo may propose additional budgets for training and the Agência Nacional do Petróleo and the Contractor may mutually agree as to such proposal.

14.8

The Contractor shall spend US $ 300,000 (three hundred thousand United States dollars) in each Calendar Year during the Production Period on scholarships for the training of nationals of Sao Tome and Principe at institutions to be selected by the Agência Nacional do Petróleo. In connection with the review of the annual Work Program and Budgets, the Agência Nacional do Petróleo may propose additional budgets for training and the Parties may mutually agree as to such proposal.

14.9	Amounts payable under clauses 14.7 and 14.8 shall be recoverable as Contract Area non-drilling exploration costs under the terms of the Accounting Procedures.

15.	BOOKS AND ACCOUNTS, AUDIT AND OVERHEAD CHARGES

15.1	Books and Accounts

(a)

The Contractor shall be responsible for keeping complete books of accounts consistent with Good Oil Field Practice and modern petroleum industry and accounting practices and procedures. The books and accounts maintained under and in accordance with this Contract shall be kept in United States dollars. All other books of accounts, as the Operator may consider necessary, shall also be kept in United States dollars. Officials of the Agência Nacional do Petróleo and the Contractor shall have access to such books and accounts at all times upon reasonable notice. The accountants of the Agência Nacional do Petróleo shall participate in the preparation of all books and accounts maintained under and in accordance with this Contract.

(b)	All original books of accounts shall be kept at the registered address or principal place of business of the Contractor in Sao Tome and Principe.

15.2	Audits

(a)

The Agência Nacional do Petróleo shall have the right to inspect and audit the accounting records relating to this Contract or to Petroleum Operations for any Calendar Year by giving 30 (thirty) days advance written notice to the Operator. The Operator shall facilitate the work of such inspection and auditing; provided, however, that such inspection and auditing shall be carried out within 3 (three) Calendar Years following the end of the Calendar Year in question. If not, the books and accounts relating to such Calendar Year shall be deemed to be accepted by the Parties. Any exception must be made in writing within 90 (ninety) days following the end of such audit and failure to give such written notice within such time shall establish the correctness of the books and accounts by the Parties.

(b)

The Agência Nacional do Petróleo may undertake the inspection and audit in clause 15.2(a) either through its own personnel or through a qualified firm of chartered accountants appointed for such purpose by the Agência Nacional do Petróleo; provided, however, that transport, accommodation and food costs for personnel of the Agência Nacional do Petróleo shall be borne by the Contractor as a general administrative cost, as long as these are reasonable and are duly documented and shall be recoverable. The costs of the qualified firm of chartered accountants shall be borne by the Agência Nacional do Petróleo.

(c)

Notwithstanding the expiry of said period of 3 (three) Calendar Years, if the Contractor or any of its employees or any Person acting on its behalf has acted with negligence or engaged in willful misconduct, the Agência Nacional do Petróleo shall have the right to conduct a further audit to the extent required to investigate such negligence or willful misconduct in respect of any earlier periods and all costs of such investigation shall be for the account of the Contractor and shall not be cost recoverable.

15.3	Materials

The Contractor shall maintain physical and accounting controls of all materials and equipment in stock in accordance with Good Oil Field Practice. The Contractor shall make a total inventory at least once in a Calendar Year and shall give the Agência Nacional do Petróleo 4 (four) weeks advance written notice prior to the taking of such inventory. The Agência Nacional do Petróleo and/or its external auditors shall be entitled to observe such inventory taking. The Agência Nacional do Petróleo may also carry out a partial or total check of such inventories at its own expense, whenever it considers it necessary, provided such exercise does not unreasonably disrupt Petroleum Operations.

15.4	Home Office Overhead Charges

The Contractor shall include the following percentages of total annual recoverable expenditures as overhead charges in calculating Operating Costs:

Expenditure Tranche (USD millions)	% of recoverable expenses
< 200	1,00%
The next 200 OR >200 e <400	0,75%
The next 100 OR >400 e <500	0,50%
>500	0,00%

16.	TAXES AND CUSTOMS

16.1	Taxes

The Contractor shall be subject to Tax on income derived from Petroleum Operations in accordance with the Petroleum Taxation Law. Such Tax shall be payable by the Contractor in accordance with the Petroleum Taxation Law, except as otherwise provided in this Contract.

16.2	The Realizable Price established in accordance with clause 11 shall be used in determining the amount of profits of the Contractor and its resulting Tax liability under the Petroleum Taxation Law.

16.3	Customs

In accordance with the Petroleum Law, the Contractor, in its own name or in the name of its sub-contractors or other Persons acting on its or their behalf, are entitled to import and export all goods, materials and equipment destined exclusively and directly for the execution of Petroleum Operations. Such goods, materials and equipment shall be exempt from all and any customs duties, notwithstanding the terms and conditions set out in the Petroleum Law or in other applicable laws and regulations.

17.	INSURANCE

17.1

The Contractor shall obtain and maintain such insurance as it customarily obtains in accordance with Good Oil Field Practice with respect to Petroleum Operations with an insurance company of good repute approved by the Agência Nacional do Petróleo, in the names of the Parties and with limits of liability not less than those required in accordance with Good Oil Field Practice. The premium for such policies shall be included in Operating Costs. All policies shall name the Agência Nacional do Petróleo as a co-insured with a waiver of subrogation rights in favor of the Contractor. Without prejudice to the generality of the foregoing, such insurance shall cover:

(a)	any loss or damage to all assets used in Petroleum Operations;

(b)	pollution caused in the course of Petroleum Operations for which the Contractor or the Operator may be held responsible;

(c)

property loss or damage or bodily injury suffered by any third party in the course of Petroleum Operations for which the Contractor, the Operator, the State or the Agência Nacional do Petróleo may be held liable;

(d)	the cost of removing wrecks and cleaning up operations following an accident in course of Petroleum Operations; and

(e)	the Contractor's and/or the Operator's liability to its employees and to other persons engaged in Petroleum Operations.

17.2

In case of any loss or damage to property, all amounts paid by an insurance company shall be received by the Contractor for the conduct of Petroleum Operations. The Contractor shall determine whether the lost or damaged property should be repaired, replaced or abandoned. If the decision is to repair or replace the property in question, the Contractor shall immediately take steps to replace or repair such lost or damaged property. Any excess cost of repair or replacement above the amount reimbursed by the insurance company shall be regarded as an Operating Cost. If the cost of repair is less than the amount reimbursed by the insurance company, the difference shall be deducted from Operating Costs. If the decision is to neither repair nor replace then the proceeds of any coverage shall be credited to Operating Costs. In the event that the loss or damage is attributable to the Contractor’s negligence or willful misconduct, the excess cost of replacement or repair shall not be reimbursed as an Operating Cost.

17.3	The Contractor shall obtain and maintain an insurance policy covering any and all damages caused to third parties as a direct or indirect result of Petroleum Operations under this Contract.

17.4

All insurance policies obtained and maintained pursuant to this clause 17 shall be based upon Good Oil Field Practice and shall be obtained in Sao Tome and Principe, with the exception of those relating to risks for which the Contractor cannot obtain local coverage with an insurance company holding a long term rating not inferior to “AA” by Standard and Poor’s Corporation or a “Aa2” rating by Moody’s Investor Service or an equivalent rating by any other mutually agreed rating service, in which case coverage may be obtained outside the Territory of São Tomé and Príncipe. The Contractor shall not extend the duration of insurance contracts hired outside the territory of São Tomé and Príncipe whenever an insurance company which meets the above mentioned requirements becomes existent in São Tomé and Príncipe.

17.5

In entering into contracts with any sub-contractor or other Person for the performance of Petroleum Operations, the Contractor shall require, whenever possible, such sub-contractor or other Person to take out adequate insurance in accordance with this clause 17, and properly indemnifying the State and its organs and agencies and the Contractor for any damage done and fully indemnifying and holding the State and its organs and agencies and the Contractor harmless against claims from any third parties.

17.6	The Contractor shall also maintain all other insurance policies required under the laws of Sao Tome and Principe.

18.	CONFIDENTIALITY AND PUBLIC ANNOUNCEMENTS

18.1

Notwithstanding clauses 18.4 and 18.5, the Contractor and the Agência Nacional do Petróleo shall keep information furnished to each other in connection with Petroleum Operations and all plans, maps, drawings, designs, data, scientific, technical and financial reports and other data and information of any kind or nature relating to Petroleum Operations – including any discovery of Petroleum – as strictly confidential  and shall ensure that their entire or partial contents shall under no circumstances be disclosed in any announcement to the public or to any third party without the prior written consent of the other. In relation to geologic data, reservoir engineering or production engineering and the reports and other materials submitted to public authorities, the confidentiality obligations shall have the following duration as of the moment they become available to the Contractor:

•	2 (two) years for data which is not available for commercial purposes which are the Contractor’s property and come from the contract area at stake;
•	10 (ten) years for commercially available data as of the moment it becomes available to the Contractor;
•	5 (five) years for all the other data.

The provisions of this clause 18 shall not apply to disclosure to:

(a)	Affiliates;

(b)

sub-contractors, auditors, financial consultants or legal advisers, provided that such disclosures are required for the effective performances of the aforementioned recipients’ duties related to Petroleum Operations and provided further that they are under a similar undertaking of confidentiality as that contained in this clause 18;

(c)

comply with statutory obligation or the requirements of any governmental agency or the rules of a stock exchange on which a Party’s stock is publicly traded in which case the disclosing Party will notify the other Party of any information so disclosed prior to such disclosure;

(d)

financial institutions involved in the provision of finance for the Petroleum Operations hereunder provided, in all such cases, that the recipients of such data and information agree in writing to keep such data and information strictly confidential;

(e)

a third party bone fide purchaser, provided that the party receiving such information executes an undertaking similar to the undertaking contained in this clause 18 to keep the information disclosed to it strictly confidential; and

(f)	in accordance with and as required by the Oil Revenue Law.

18.2

The Parties shall take the necessary measures in order to make their directors, officers, employees, agents and representatives comply with the same obligation of confidentiality provided for in this clause 18.

18.3	The provisions of this clause 18 shall terminate 5 (five) years after the termination or expiration of this Contract.

18.4	The Contractor shall use its best endeavors to ensure that it, its Affiliates and

Associates and each of their respective directors, officers, servants, employees and agents shall not, without the prior written consent of the Agência Nacional do Petróleo, make any reference in public or publish any notes in newspapers, periodicals or books nor divulge, by any other means whatsoever, any information on the activities under the Petroleum Operations, or any reports, data or any facts and documents that may come to their knowledge by virtue of this Contract.

18.5

No announcement of a Discovery or Commercial Discovery may be made by the Contractor otherwise than in accordance with this clause 18 and unless and until the Government has made a prior announcement of such Discovery or Commercial Discovery in the national and international media.

19.	ASSIGNMENT

19.1

Notwithstanding clauses 19.5 and 19.7, the Contractor may not sell, assign, transfer, encumber, convey or otherwise dispose of part or all of its rights, interest and/or obligations under this Contract to any third party without the prior written consent of the Agência Nacional do Petróleo.

19.2

All changes in Control of a Contractor Party shall be subject to the prior approval of the Government. Where a change in Control occurs without the prior approval of the Government, the Government may terminate this Contract in respect of such Contractor Party. This clause 19.2 does not apply if the change of Control is the direct result of an acquisition of shares or other securities of a publicly traded company on a recognized stock exchange. Change of Control includes a Person ceasing to be Controlled (whether or not another Person becomes in Control), and a Person obtaining Control (whether or not another Person was under Control).

19.3

When an assignment, transfer or other disposition of any rights under this Contract, other than a transfer pursuant to clause 19.5 is anticipated, the assigning Contractor Party must notify in writing the Agência Nacional do Petróleo as soon as practicable. The Government, acting through the Agência Nacional do Petróleo or other nominee, shall then have the right to purchase the assigning Contractor Party's interest under this Contract proposed to be assigned, transferred or otherwise disposed of on the same terms and conditions as those offered to a bone fide transferee. Such right shall be in addition to any preference right granted under any applicable Joint Operating Agreement.

19.4

If the written consent by the Agência Nacional do Petróleo is granted, the assigning Contractor Party shall be relieved of its obligation and liabilities under this Contract to the extent that the assignee or transferee accepts the assumption of such obligations and liabilities under this Contract.

19.5

The Contractor may sell, assign, transfer, convey or otherwise dispose of part or all of its rights and interest under this Contract to an Affiliate with a prior written notice to the Agência Nacional do Petróleo, provided that the relevant Contractor Party and the Affiliate shall remain jointly and severally liable for all obligations and liabilities under this Contract, notwithstanding such assignment, transfer, conveyance or other disposal. If the Affiliate ceases at any time to be an Affiliate of the transferring Contractor Party, the Affiliate shall immediately re-assign or re-transfer to the original Contractor Party all rights and obligations transferred to it under this Contract. Transfers of interests to an Affiliate of a Contractor Party shall not change the nationality of the Contractor Party for the purpose of determining jurisdiction of any arbitration tribunal.

19.6

Any request for consent pursuant to clause 19.1 made by a Contractor to the Agência Nacional do Petróleo shall include the deed of assignment and other relevant information relating to financial and corporate standing of the assignee, and its capability to contribute to the Petroleum Operations under this Contract as required under the Petroleum Law.

19.7

As long as strictly for the purposes of financing of Petroleum Operations, the Contractor may grant, as security, its rights under this Contract, provided that such transaction does not conflict with the interests and rights of the State of São Tomé and Príncipe under this Contract and pursuant to the applicable legislation.

20.	TERMINATION

20.1	The State, by decision of the Government, shall be entitled to terminate this Contract with the Contractor (or in respect of any Party making up the Contractor) if any of the following events occurs:

(a)	the Contractor defaults in the performance of any of its material obligations set forth in clause 9;

(b)	the Contractor fails to execute the Minimum Work Obligations;

(c)	the Contractor assigns, transfers, conveys, encumbers or disposes of its rights, interests and/or obligations under this Contract, otherwise than in accordance with clause 19 and/or the Petroleum Law;

(d)

the Contractor is adjudged insolvent or bankrupt by a court of competent jurisdiction or acknowledges or claims that it is unable to pay its debts or makes an application for bankruptcy protection that is not discharged within 30 (thirty) days;

(e)	the Contractor ceases to carry on its business as carried on at the date of this Contract or liquidates or terminates its corporate existence;

(f)	the warranties made by the Contractor under clause 24 are found to have been untrue when made;

(g)	the Contractor fails to make any payment to the State when due;

(h)	the Contractor fails to submit the insurance or performance bond, when due;

(i)

the Contractor fails to initiate field development and production in accordance to the time schedule outlined in the approved Field Development Program (clause 5.1 (e)), except if that occurs for acceptable and duly demonstrated reasons; (ii) or if after production of Petroleum is initiated in the Contract Area, production of Petroleum ceases for a period of more than 4 (four) months for causes which are not acceptable, not attributable to Force Majeure or without the consent of the Agência Nacional do Petróleo;

(j)	the events provided for in the articles 34, 35 or 36 of the Petroleum Law.

20.2

If the cause for termination is an event specified in clause 20.1 (a), (b), (f), (g), (h), (i) and/or (j), the Agência Nacional do Petróleo shall give written notice thereof to the Contractor requiring it to remedy such default within a maximum deadline of 30 (thirty) days of receipt of the Agência Nacional do Petróleo’s notice or such additional days as the Agência Nacional do Petróleo deems, in its sole discretion, appropriate in the circumstances. If upon the expiration of the said period, such default has not been remedied or removed, the Government may, by written notice issued by the Agência Nacional do Petróleo to the Contractor, declare this Contract terminated.

20.3

Termination for any of the events specified in clause 20.1 (c), (d) and/or (e), shall be with immediate effect and the Government may, by written notice to the Contractor issued by the Agência Nacional do Petróleo, declare this Contract terminated. Termination as to one Contractor Party shall not constitute termination as to the other Contractor Party(ies).

20.4

Where only one Contractor Party is in breach of this Contract, the State shall have the option to assume the interests, rights and obligations of such defaulting Contractor Party under this Contract. If the State elects not to exercise this option, the interests, rights and obligations shall be assigned to the remaining Contractor Parties who shall be liable jointly and severally.

20.5

In the event that any other Contractor Party(ies) fail(s) to meet any and all liabilities of the terminated Contractor Party as provided in clause 20.4, the State reserves the right to terminate this Contract in respect to such Contractor Party(ies) upon written notice.

20.6

Without prejudice to all other rights of the State, the Contractor shall upon the termination of this Contract permit inspection, copying and auditing of its accounts and records for the Petroleum Operations by the Agência Nacional do Petróleo and/or its agents.

20.7

The Contractor shall have the right, at its sole discretion, to relinquish its rights and to terminate this Contract without further obligations or liabilities, upon completion of the stipulated Minimum Work Obligations and Minimum Financial Commitment at the end of any phase of the Exploration Period, upon giving a 30 (thirty) day advance notice to the Agência Nacional do Petróleo. This clause 20.7 shall not release the Contractor from any unfulfilled obligations incurred prior to the termination of this Contract, nor from any liabilities arising from acts or omissions taking place prior to the termination of this Contract.

20.8	This Contract shall automatically terminate if no Commercial Discovery is made in the Contract Area at the end of Exploration Period, as extended.

21.	FORCE MAJEURE

21.1

Any failure or delay on the part of any Party in the performance of its obligations or duties (other than the obligation to pay money) under this Contract shall be excused to the extent attributable to Force Majeure. A Force Majeure situation includes delays, defaults or inability to perform under this Contract due to any event beyond the reasonable control of the Party claiming Force Majeure. Such event may be, but is not limited to, any act, event, happening or occurrence due to natural causes and acts or perils of navigation, fire, hostilities, war (whether declared or undeclared), blockade, labor disturbances, strikes riots, insurrection, civil commotion, quarantine restrictions, epidemics, storms, floods, earthquakes, accidents, blowouts and lightning.

21.2

If the Petroleum Operations are delayed, curtailed or prevented by an event of Force Majeure, then the time for carrying out the obligation and duties thereby affected, and rights and obligations hereunder, shall be extended for a period equal to the period of such delay.

21.3

The Party who is unable to perform its obligations as a result of the Force Majeure shall promptly notify the other Parties not later than 48 (forty-eight) hours after the establishment of the commencement of the event of Force Majeure, stating the cause and motive, and the Parties shall do all that is reasonably within their powers to remove such cause.

21.4	The Contractor’s failure or inability to find Petroleum in commercial quantities for reasons other than as specified in clause 21.1 shall not be deemed an event of Force Majeure.

22.	LAWS AND REGULATIONS

22.1	This Contract shall be governed by and construed in accordance with the laws of the Democratic Republic of Sao Tome and Principe.

22.2	Subject to clause 25.8 and without prejudice to the principles of public international law, no term of this Contract, shall prevent or limit the State from exercising its sovereign rights.

23.	NATURAL GAS

23.1

If the Contractor discovers a commercially viable quantity of Natural Gas, it shall have the right to develop, commercialize, recover the costs and share the profits of a development of such Natural Gas under this Contract on terms to be mutually agreed. Such terms when agreed shall become an integral part of this Contract.

23.2

Notwithstanding clause 23.1, the Contractor may utilize, at no cost, Natural Gas required as fuel for Petroleum Operations such as gas recycling, gas injection or any other Crude Oil enhancing recovery schemes, for the necessary stimulation of wells aimed at the maximum Crude Oil recovery in the field discovered and developed by the Contractor and such usage shall be with prior written consent of the Agência Nacional do Petróleo, which consent shall not be unreasonably withheld. This shall be included in a Field Development Program.

23.3

The recovery of Crude Oil through an efficient, economic and technically acceptable method shall always be paramount in all decisions regarding Associated Natural Gas. However, prior to the commencement of Production of Crude Oil from the Contract Area, the Contractor shall submit to the Agência Nacional do Petróleo, a program for the utilization of any Associated Natural Gas that has been discovered in the Contract Area, which shall be subject to the approval of the Agência Nacional do Petróleo.

23.4

If the Contractor discovers sufficient volumes of Unassociated Natural Gas that could justify commercial development, the Contractor shall immediately report the volume of potentially recoverable Natural Gas to the Agência Nacional do Petróleo and shall promptly investigate and submit proposals to the Agência Nacional do Petróleo for the commercial development of such Natural Gas taking in consideration local strategic needs as may be identified by the Agência Nacional do Petróleo within 2 (two) years of the date of the relevant discovery. Any cost in respect of such proposals or investigation presented by the Contractor to the Agência Nacional do Petróleo shall be included in Operating Costs. The Contractor and the Agência Nacional do Petróleo will determine the plan and time needed, which shall be no more than 5 (five) years, unless otherwise established by the Agência Nacional do Petróleo, to progress a commercial development project, which shall include the terms for recovery of Operating Costs and sharing of Natural Gas production, which terms when agreed shall form an integral part of this Contract. If the Contractor fails to justify a commercial development within the agreed timeframe and if the Agência Nacional do Petróleo determines that a sufficient volume of Unassociated Natural Gas exists, the Agência Nacional do Petróleo shall have the right to propose to the Contractor a commercial development of such Natural Gas. The Contractor shall have the right to participate in the commercial development under the terms provided for in clause 23.1. If the Contractor declines to participate in the commercial development of such Natural Gas as presented by the Agência Nacional do Petróleo and if the Field Development Program does not hinder or jeopardize current Petroleum Operations, the Agência Nacional do Petróleo may develop the Natural Gas in the manner presented to the Contractor.

24.	REPRESENTATIONS AND WARRANTIES

24.1	In consideration of the State entering into this Contract, the Contractor hereby represents and warrants to the State as follows:

(a)

The Contractor has the power to enter into and perform this Contract and has taken all necessary actions to execute, deliver and perform this Contract in accordance with the terms herein contained and has been granted all necessary concessions, licenses, permits and authorizations to initiate Petroleum Operations.

(b)	The execution, delivery and performance of this Contract by the Contractor will not contravene any of the provisions of:

(i)	any law or regulations or order of any governmental authority, agency or court applicable to or by which the Contractor may be bound; and

(ii)	any mortgage, contract or other undertaking or instrument to which the Contractor is a party or to which it is bound upon or any of its respective revenues or assets.

(c)	Full disclosure has been made to the Agência Nacional do Petróleo.

(d)

As of the Effective Date, all facts in relation to the Contractor and its financial condition and affairs are material and properly ought to be made known to the Agência Nacional do Petróleo and have been made known in full.

(e)	The Contractor, together with its Affiliates, has sufficient funds both in foreign and local currencies to carry out Petroleum Operations under this Contract.

(f)	The representations and warranties set out in this clause 24 shall remain in full force and effect for the duration of this Contract.

25.	CONCILIATION AND ARBITRATION

25.1

Should there be a difference or dispute between the Parties concerning the interpretation or performance of this Contract (a “Dispute”) such that the dispute cannot be resolved by mutual agreement, the Parties may refer the matter to an independent expert for an opinion to assist the Parties in reaching a mutual agreement.

25.2

Where an independent expert is used, the Agência Nacional do Petróleo and the Contractor shall furnish the expert with all written information which he may reasonably requires. The cost of the expert’s services, if appointed, shall be equally shared between the Agência Nacional do Petróleo and each Contractor Party.

25.3

If the Dispute cannot be settled by amicable agreement or through an independent expert or if a Party does not agree to the use of an independent expert, then either the Agência Nacional do Petróleo or the Contractor may serve on the other a demand for arbitration in accordance with this clause 25. The procedures set forth in this clause 25 shall be the exclusive procedures for arbitration of any and all disputes arising under or involving the interpretation of this Contract. No other arbitration tribunal under any other procedure, agreement or international treaty shall have jurisdiction over such Disputes between the Parties.

25.4

If the Parties have not reached an agreement after 3 (three) months of the date of a notice of a dispute by one Party to another, unless the Parties mutually agree to an extension, any Party to the Dispute may refer the Dispute for resolution by final and binding arbitration to the International Centre for the Settlement of Investment Disputes (“CIRDI”, the “Centre” or “ICSID”) established by the Convention on the Settlement of Investment Disputes between States and Nationals of other States, done at Washington, March 18, 1965 (the “ICSID Convention”); or to the Additional Facility of the Centre, if the Centre is not available; or in accordance with the Arbitration Rules of the United Nations Commission for International Commercial Law (UNCITRAL), if neither the Centre nor the Additional Facility of the Centre consider having jurisdiction to resolve the dispute or are unavailable.

25.5	Seat and Language of Arbitration

The seat of the arbitration shall be Paris, France, or any other location as may be agreed by the Parties to the Dispute. The substantive law of the merits of the arbitration shall be the laws of São Tomé and Principe which shall also apply to the arbitral clause. The language of the arbitration proceedings, and of all orders, decisions, and the award, shall be Portuguese.

25.6	Number and Identity of Arbitrators

The arbitral tribunal shall be constituted by 3 (three) arbitrators selected according to the following procedure:

(i)

The claimant and the respondent shall each appoint one arbitrator (and if there is more than 1 (one) claimant or more than 1 (one) respondent, then the claimants and/or the respondents shall collectively appoint a single arbitrator) within 30 (thirty) days as of the date of a request for arbitration is presented, by giving notice in writing of such appointment to the Secretary-General of the Centre and the other Party or Parties to the Dispute.

(ii)

If either the claimant or the respondent fails to comply with the time limit in the preceding paragraph, the Chairman of the Administrative Council of the Centre shall appoint the arbitrator or arbitrators that have not yet been appointed, at the request of either the claimant or the respondent and after consulting with the claimant and the respondent as far as possible. The Chairman of the Administrative Council of the Centre shall give notice in writing of such appointment or appointments to the Secretary-General of the Centre and to the claimant and the respondent.

(iii)

The 2 (two) arbitrators so appointed shall, within thirty (30) days of their appointment, agree upon the person to be appointed as the President of the tribunal, and give notice of such appointment to the Secretary-General of the Centre and to the claimant and the respondent.

(iv)

If the 2 (two) arbitrators fail to agree upon the person to be the President of the tribunal, the Chairman of the Administrative Council of the Centre shall appoint the President, at the request of either the claimant or the respondent, and after consulting with the claimant and the respondent as far as possible. The Chairman of the Administrative Council of the Centre shall give notice in writing of such appointment to the Secretary-General of Centre and to the claimant and the respondent.

(v)

None of the arbitrators shall be a citizen of the countries of any of the Parties to the Dispute (or in the case where the Party is a company or another entity, any country or countries of nationality of such Party, including the country of its ultimate parent that controls the group of companies to which it belongs).

25.7	Rules of Arbitration

The arbitration procedures initiated under this Contract shall operate under the arbitration rules in effect for ICSID or the Additional Facility or UNCITRAL, as the case may be, in force at the time of the filing of the request for arbitration, which rules are deemed to be incorporated herein by reference in this clause 25.

25.8	Binding Nature of Arbitration

The arbitration award shall be final and binding on the Parties and shall be immediately enforceable, notwithstanding the remedies provided for in the ICSID Convention and in the Arbitration Rules or in the Arbitration Rules of the Additional Facility of the Centre or the Arbitration Rules of ANCITRAL, as appropriate. The

Parties waive any right to refer any question of law, and any right of appeal on the law and/or merits to any court. It is expressly agreed that the arbitrators shall have no authority to award aggravated, exemplary or punitive damages. The Parties acknowledge that the rights and obligations hereunder are imminently of a commercial nature. The Parties waive any defense grounded on sovereign immunity regarding the validity of this arbitration clause or of any decision issued in the Arbitration.

25.9	Costs of Arbitration

The costs of arbitration shall be charged in accordance with the directions of the arbitration tribunal, failing which shall be borne equally by the Parties to the Dispute. The costs of the Contactor shall not be recoverable.

25.10	Payment of Awards

Any monetary award issued shall be expressed and payable in United States dollars.

26.	EFFECTIVE DATE

26.1

This Contract shall come into force on the date (the “Effective Date”) of receipt by the State of the Contractor’s deposit into the National Petroleum Account of the signature bonus specified in clause 2.1, payable after the execution and delivery to the Contractor of an instrument of ratification of the Contract executed by the Prime-Minister on behalf of the Government. Record of such receipt shall be annexed to this Contract as proof of the Effective Date.

26.2	Failure by the Contractor to meet its obligation to pay the signature bonus in accordance with the terms of clause 2.1 shall mean that this Contract shall be null and void.

27.	REVIEW / RE-NEGOTIATION OF CONTRACT AND FISCAL TERMS

27.1

The Parties agree that the commercial terms and conditions of this Contract have been negotiated and agreed having due regard to the existing fiscal terms in accordance with the provisions of the Petroleum Law and the Petroleum Taxation Law in force at the time of the Effective Date. If such fiscal terms are materially changed to the detriment of the Contractor, the Parties agree to review the terms and conditions of this Contract affected by such changes and to align such terms and conditions with the fiscal terms as at the Effective Date.

27.2

If at any time or from time to time, there is a change in legislation or regulations which materially affect the commercial benefits afforded to the Contractor under this Contract, the Parties will consult each other and shall agree to such amendments to this Contract as are necessary to restore as near as practicable such commercial benefits which existed under this Contract as of the Effective Date.

28.	OPERATOR

28.1

GALP ENERGIA SÃO TOMÉ E PRÍNCIPE, UNIPESSOAL, LDA is hereby designated as the Operator under this Contract to execute, for and on behalf of the Contractor, all Petroleum Operations in the Contract Area pursuant to and in accordance with this Contract and the Petroleum Law.

28.2

The Operator, for and on behalf of the Contractor, shall have the exclusive control and administration of Petroleum Operations under this Contract. The Operator, for and on behalf of the Contractor, and within the limits defined by the Agência Nacional do Petróleo, by this Contract and the Petroleum Law, shall have the authority to execute all contracts, incur in expenses, make commitments, and implement other actions in connection with the Petroleum Operations.

29.	CONFLICT OF INTERESTS

29.1

The Contractor represents and warrants that it did not engage any person, firm or company as a commission agent for purposes of this Contract and that it has not given or offered to give nor will it give or offer to give (directly or indirectly) to any person any bribe, gift, gratuity, commission or other thing of significant value, as an inducement or reward for doing or forbearing to do any action or take any decision in relation to this Contract, or for showing or forbearing to show favor or disfavor to any person in relation thereto.

29.2

The Contractor further represents and warrants that no loan, reward, offer, advantage or benefit of any kind has been given to any Official or to any person for the benefit of such Official or person or third parties, as consideration for an act or omission by such Official in connection with the performance of such person's duties or functions or to induce such Official to use his or her position to influence any act or decisions of the administration with respect to this Contract. Any breach of this representation shall cause this Contract to be declared invalid and voidable by the State administration.

30.	NOTICES

30.1

Any notice or other communication required to be given by a Party to another shall be in writing (in Portuguese and in English) and shall be considered as duly delivered if given by hand delivery in person, by courier or by facsimile at the following addresses:

Agência Nacional do Petróleo (ANP-STP)

Avenida das Nações Unidas, 225

C.P.1048

Sao Tome, Sao Tome and Principe Attention: Executive Director

Fax: +239-2226937 Tel: +239-2226940

Email: anp_geral@cstome.net

GALP ENERGIA SÃO TOMÉ E PRÍNCIPE, UNIPESSOAL, LDA

Avenida da Independência, 392, II/III

C.P. 638

Sao Tome, Sao Tome and Principe

Attention: Exploration Director

Fax: +351 21 839 12 98

Tel: +351 21 724 25 00

Email: roland.muggli@galpenergia.com

30.2	All notices and other communications shall be deemed to have been duly delivered upon actual receipt by the intended recipient.

30.3	Each Party shall promptly notify the other of any change in the above addresses.

31.	LIABILITY

Where the Contractor is comprised of more than one Party, the liabilities and obligations of such Parties under this Contact shall be joint and several.

32.	MISCELLANEOUS

32.1	No supplement or modification of any provision of this Contract shall be binding unless executed in writing by all Parties.

32.2

No waiver by any Party of any breach of a provision of this Contract shall be binding unless made expressly in writing. Any such waiver shall relate only to the breach to which it expressly relates and shall not apply to any other breach, whether subsequent or not.

32.3	The validity and effectiveness of this Contract shall be subject to the full compliance with all applicable administrative procurement rules relating to State contracting.

32.4	This Contract is elaborated and filed in the Portuguese and English languages, and in case of non-conformity, the Portuguese language version shall prevail.

32.5	This Contract shall be made public and a copy hereof shall be provided to the Public Registration and Information Office within ten (10) days from its execution.

IN WITNESS WHEREOF the Parties have caused this Contract to be executed the date above written.

SIGNED AND DELIVERED for and on behalf of THE STATE represented by the Agência Nacional do Petróleo of Sao Tome and Principe

Signature:	/s/ Orlando Pontes

Name:	ORLANDO MENEZES SOUSA PONTES

Designation:	EXECUTIVE DIRECTOR

In the presence of:

Signature:	/s/ Álavaro da Costa Varela da Silva

Name:	ÁLVARO DA COSTA VARELA DA SILVA

Designation:	LEGAL AND ECONOMIC DIRECTOR

SIGNED AND DELIVERED for and on behalf of Galp Energia São Tomé e Príncipe, Unipessoal, Lda.

Signature:	/s/ Thore E. Kristiansen

Name:	THORE E. KRISTIANSEN

Designation:	EXECUTIVE DIRECTOR

Signature:	/s/ Filipe Silva

Name:	FILIPE SILVA

Designation:	DIRECTOR

SCHEDULE 1

CONTRACT AREA

Coordinates (DATUM: WGS84)

BLOCK	POINTS	ZONE	UTM_X	UTM_Y	DD_Long	DD_Lat
6	1	A	388720.49	28649.33	8.000000	0.259160
6	2	A	382442.77	18424.83	7.943599	0.166667
6	3	A	370170.73	18425.53	7.833333	0.166667
6	4	A	351620.53	18426.70	7.666667	0.166667
6	5	A	351622.41	36853.40	7.666667	0.333333
6	6	A	351625.52	55280.11	7.666667	0.500000
6	7	A	351629.89	73706.83	7.666667	0.666667
6	8	A	351635.50	92133.55	7.666667	0.833333
6	9	A	351642.37	110560.30	7.666667	1.000000
6	10	A	370189.84	110553.23	7.833333	1.000000
6	11	A	388736.20	110547.11	8.000000	1.000000
6	12	A	407281.62	110541.93	8.166667	1..000000
6	13	A	422295.12	110538.43	8.301598	1.000000
6	14	A	417039.44	92116.29	8.254397	0.833333
6	15	A	411783.66	73693.84	8.207194	0.666667
6	16	A	410425.90	68934.67	8.195000	0.623611
6	17	A	409590.38	62640.02	8.187500	0.566666
6	18	A	407271.56	58863.37	8.166667	0.532499
6	19	A	405066.02	55271.21	8.146852	0.500000
6	20	A	393754.69	36848.51	8.045229	0.333333
6	21	A	388720.49	28649.33	8.000000	0.259160

Map (for purpose illustration only)

SCHEDULE 2

ACCOUNTING PROCEDURES

1.	GENERAL PROVISIONS

1.1     Definitions

This Accounting Procedure attached to and forming a part of the Contract is to be followed and observed in the performance of the Parties’ obligations hereunder. The defined terms appearing herein shall have the same meaning as ascribed to them in the Contract.

1.2     Accounts and Statements

The Contractor’s accounting records and books shall be kept as provided under clause 15 of the Contract in accordance with generally accepted and internationally recognized accounting standards, consistent with modern petroleum industry practices and procedures and in accordance with Good Oil Field Practice. All original books of accounts together with original supporting documentation shall be kept and maintained at the office of the Contractor in Sao Tome and Principe.

1.3    In the event of a conflict between the terms of this Accounting Procedures and the Contract, the terms of the Contract shall apply.

1.4    These Accounting Procedures may be amended from time to time by the mutual agreement of the Parties.

2.	Operating Costs

2.1	Operating Costs shall be defined as all costs, expenses paid and obligations incurred in carrying out Petroleum Operations and shall consist of:

(a)	Contract Area Non-capital Costs;
(b)	Contract Area Capital Costs;
(c)	Contract Area Non-Drilling Exploration Costs; and
(d)	Contract Area Unsuccessful Exploration and Appraisal Costs.

Operating Costs shall be recorded separately for each Development Area and calculated on the basis of a Contract Area.

2.2	Contract Area Non-capital Costs

Contract Area Non-capital Costs means those Operating Costs incurred that are chargeable to the current year’s operations. Contract Area Non-capital Costs include the following:

(a)

General office expenses - office, services and general administration services pertaining to Petroleum Operations including services of legal, financial, purchasing, insurance, accounting, computer and personnel department; communications, transportation, rental of specialized equipment, scholarships, charitable contributions and educational awards.

(b)

Labor and other related costs - salaries and wages, including bonuses of employees of the Contractor who are directly engaged in the conduct of Petroleum Operations, whether temporarily or permanently assigned, irrespective of the location of such employee including the costs of employee benefits, customary allowance and personal expenses incurred under the Contractor’s practice and policy, and amounts imposed by applicable governmental authorities which are applicable to such employees.

These costs and expenses shall include:

(i)	cost of established plans for employee group life insurance, hospitalization, pension, retirement, savings and other benefit plans;

(ii)	cost of holidays, vacations, sickness and disability benefits;

(iii)	cost of living, housing and other customary allowances;

(iv)	reasonable personal expenses, which are reimbursable under the Contractor's standard personnel policies;

(v)	obligations imposed by governmental authorities;

(vi)	cost of transportation of employees, other than as provided in paragraph (c) below, as required in the conduct of Petroleum Operations; and

(vii)	charges in respect of employees temporarily engaged in Petroleum Operations, which shall be calculated to reflect the actual costs thereto during the period or periods of such engagement.

(c)

Employee relocation costs - costs for relocation, transportation and transfer of employees of the Contractor engaged in Petroleum Operations, including the cost of freight and passenger service of such employees’ families and their personal and household effects together with meals, hotel and other expenditures related to such transfer incurred with respect to:

(i)	employees of the Contractor within Sao Tome and Principe including expatriate employees engaged in Petroleum Operations;

(ii)	transfer to Sao Tome and Principe for engagement in Petroleum Operations;

(iii)

relocation costs and other expenses incurred in the final repatriation or transfer of the Contractor's expatriate employees and families, in the case of such employees’ retirement, or separation from the Contractor, or in case of such employees’ relocation to the Contractor’s point of origin; provided that relocation costs incurred in moving an expatriate employee and his family beyond point of origin, established at the time of his transfer to Sao Tome and Principe, will not be recoverable as Operating Costs; and

(iv)	Sao-Tomean employees on training assignments outside the Contract Area.

(d)

Services provided by third parties - cost of professional, technical, consultation, utilities and other services procured from third party sources pursuant to any Contract or other arrangements between such third parties and the Contractor for the purpose of Petroleum Operations.

(e)

Legal expenses - all costs or expenses of handling, investigating, asserting, defending, and settling litigation or claims arising out of or relating to Petroleum Operations or necessary to protect or recover property used in Petroleum Operations including, but not limited to, legal fees, court costs, arbitration costs, cost of investigation or procuring evidence and amounts paid in settlement or satisfaction of any such litigation, arbitration or claims in accordance with the provisions hereof.

(f)	Head office overhead charge – parent company overhead in the amount specified in clause 15.4 of the Contract.

(g)

Insurance premiums and settlements - premiums paid for insurance normally required to be carried for the Petroleum Operations together with all expenditures incurred and paid in settlement of any and all losses, claims, damages, judgments, and other expenses, including fees and deductibles relating to the Contractor's performance of the Contract.

(h)	Duties and taxes - all duties and taxes, fees and any Government assessments, including gas flare charges, license fees, custom duties, and any other than Royalty and Tax.

(i)

Operating expenses - labor, materials and services used in day to day oil well operations, oil field production facilities operations, secondary recovery operations, storage, transportation, delivering and marketing operations, and other operating activities, including repairs, well walkovers, maintenance and related leasing or rental of all materials, equipment and supplies.

(j)	Successful Exploration drilling - all expenditures incurred in connection with the drilling of any Exploration Well which results in a Commercial Discovery.

(k)	Successful Appraisal drilling – all expenditures incurred in connection with the drilling of Appraisal Wells on a Commercial Discovery.

(l)

Unsuccessful Development drilling - all expenditures incurred in connection with drilling of development wells which are dry, including costs incurred in respect of casing, well cement and other well fixtures.

(m)

Successful Development drilling - all intangible expenditures incurred in connection with labor, fuel, repairs, maintenance, hauling, supplies and materials (not including, casing and other well fixtures) which are for or incidental to drilling, cleaning, deepening or completion wells or the preparation thereof incurred in respect of:

(i)

determination of well locations, geological, geophysical, topographical and geographical surveys for site evaluation preparatory to drilling including the determination of near surface and near sea bed hazards;

(ii)	cleaning, draining and leveling land, road-building and the laying of foundations;

(iii)	drilling, shooting, testing and cleaning wells; and

(iv)	construction of drilling rigs, tankage assembly and installation of pipelines and other plan and equipment required in the preparation or drilling of wells producing Crude Oil.

(n)	Decommissioning provisions - any deposits in a Decommissioning reserve fund set aside for the purposes of Decommissioning pursuant to clause 13 of the Contract.

(o)

Affiliate services – professional, administrative, scientific and technical services provided by Affiliates of the Contractor for the direct benefit of Petroleum Operations including services provided by the Exploration, Production, legal, financial, purchasing, insurance, accounting and computer services departments of such Affiliates. Charges for providing these services shall reflect costs only, and must be consistent with international market practices and shall not include any element of profit.

(p)

Pre-production Contract Area Non-capital Costs – all recoverable Contract Area Non-capital Costs incurred before first production from the Contract Area are accumulated and treated as if they had been incurred on the first day of production from the Contract Area.

2.3     Contract Area Capital Costs

Contract Area Capital Costs mean those Operating Costs incurred that are subject to depreciation. Contract Area Capital costs include the following:

(a)

Plant expenditures – expenditures in connection with the design, construction, and installation of plant facilities (including machinery, fixtures and other equipment) associated with the production, treating and processing of Crude Oil (except such costs properly allocable to intangible drilling costs) including offshore platforms, secondary or enhanced recovery systems, gas injection, water disposal, expenditures for equipment, machinery and fixtures purchased to conduct the Petroleum Operations such as office furniture and office equipment, barges, floating crafts, automotive equipment, petroleum operational aircraft, construction equipment e miscellaneous equipment.

(b)

Pipeline and storage expenditure - expenditures in connection with the design, installation, and construction of pipeline, transportation, storage, and terminal facilities associated with Petroleum Operations including tanks, metering, and export lines.

(c)

Building expenditure - expenditures incurred in connection with the construction of buildings, structures or works of a permanent nature including workshops, warehouses, offices, roads, wharves, furniture and fixtures related to employee housing and recreational facilities and other tangible property incidental to construction.

(d)

Successful Development Drilling - all tangible expenditures incurred in connection with drilling development wells such as casing, tubing, surface and sub-surface production equipment, flow lines and instruments.

(e)	Material inventory - cost of materials purchased and maintained as inventory items solely for the Petroleum Operations subject to the following provisions:

(i)

the Contractor shall supply or purchase any materials required for the Petroleum Operations, including those required in the foreseeable future. Inventory stock levels shall take account of the time necessary to provide the replacement, emergency needs and similar considerations;

(ii)

purchased by the Contractor for use in the Petroleum Operations shall be valued so as to include invoice price (less prepayment discounts, cash discounts, and other discounts if any) plus freight and forwarding charges between point of supply and point of destination but excluding from in the invoice price, inspection costs, insurance, custom fees and taxes, on imported materials required for the Contract;

(iii)	materials not available in Sao Tome and Principe supplied by the Contractor or from its Affiliates stocks shall be valued at the current competitive cost in the international market; and

(iv)

the Contractor shall maintain physical and accounting controls of materials in stock in accordance with Good Oil Field Practice. The Contractor shall make a total inventory at least once a year to be observed by the Agência Nacional do Petróleo and its external auditors. The Agência Nacional do Petróleo may however carry out partial or total inventories at its own expenses, whenever it considers necessary, provided such exercise does not unreasonably disrupt Petroleum Operations.

(f)     Pre-production Contract Area Capital Costs – all recoverable Contract Area Capital Costs incurred before first production from the Contract Area will be accumulated and treated as if they had been incurred on the first day of production from the Contract Area.

2.4     Contract Area Non-Drilling Exploration Costs

Contract Area Non-Drilling Exploration Costs mean Operating Costs incurred anywhere in the Contract Area in the Exploration Period or related activities, not directly connected with the drilling of an Exploration Well. Contract Area Non-Drilling Exploration Costs should be allocated to the current year’s operations and may be added to the Operating Costs of any Contract Area. Contract Area Non-Drilling Exploration Costs include the following:

(a)

Geological and geophysical surveys - labor, materials and services used in aerial, geological, topographical, geophysical and seismic surveys incurred in connection with exploration excluding the purchase of data from the Agência Nacional do Petróleo.

(b)

Pre-Contract seismic costs – reasonable costs associated with the acquisition of seismic data covering the Contract Area, including third party processing, but not interpretation of the data by the Contractor or its Affiliates, which were incurred prior to the Effective Date.

(c)	Annual scholarship payments as described under clause 14 of the Contract.

2.5     Contract Area Unsuccessful Exploration and Appraisal Costs

Contract Area Unsuccessful Exploration and Appraisal Costs are those Operating Costs incurred anywhere in the Contract Area in connection with the drilling of any Exploration Well or Appraisal Well in the Contract Area which does not result in a Commercial Discovery. Contract Area Unsuccessful Exploration and Appraisal Costs are subject to depreciation over a five (5) year period in equal installments of 20% (twenty percent) per annum or the remaining life of the Contract Area(s) whichever is less, commencing with Production. Unsuccessful Exploration and Appraisal Costs in any period shall be allocated to the Operating Costs of a Contract Area, subject to the following restrictions:

(a)	to the extent that the Contract Area has Available Cost Oil after recovering the Operating Costs (other than Unsuccessful Exploration and Appraisal Costs) related to that Contract Area; and

(b)

if there is insufficient Available Cost Oil in a Contract Area in any period to fully recover Unsuccessful Exploration and Appraisal Costs, the unrecovered amount may be carried forward and included in the next period’s Unsuccessful Exploration and Appraisal Costs account.

2.6     Non-Recoverable Operating Costs

The following costs are not recoverable as Operating Costs:

(a)	bonuses and expenditure incurred by the Contractor in carrying out any obligation to fund social projects as defined in clause 2 of the Contract;

(b)	interest incurred under loans taken to finance Petroleum Operations from Affiliates or third parties; and

(c)

costs incurred in excess of 5% ( five percent ) above costs budgeted for in a Work Program and Budget, unless such costs are approved in advance by the Agência Nacional do Petróleo, approval which shall only be denied in cases where costs do not reflect fair market conditions or are not technically supported.

3.	Computation of Royalty and Tax

3.1

The Contractor shall compute the amount of Royalty and Tax payable to the State pursuant to and in accordance with the Contract. Such amounts shall be computed in the manner set forth in the Petroleum Law, the Petroleum Taxation Law and the provisions hereof as stated in Article 4 of this Schedule 2.

3.2

The Contractor shall compute the Royalty to be paid to the State in a given month based on the Realizable Price of the Crude Oil produced in the second previous month. Tax payments shall be calculated and remitted in accordance with the Petroleum Taxation Law.

4.	Accounting Analyses

4.1

The Contractor and the Agência Nacional do Petróleo shall agree within 3 (three) months on a format for monthly accounting analysis reflecting the volumes lifted in terms of Royalty Oil, Cost Oil, and Profit Oil, and Proceeds received by each Party.

4.2

The Realizable Price and the quantities lifted by the Parties shall be used to compute the proceeds as reflected in the agreed monthly accounting analysis format in Article 4.1 above and the allocation of such Proceeds in the categories described under clause 10 of the Contract.

4.3

The allocation of the quantity of Available Crude Oil to each Party pursuant to clause 10 of the Contract shall be carried out according to and governed by provisions of the Allocation and Lifting Procedure Principles.

4.4	The priority of allocation of the total proceeds for each period shall be as follows:

(a)	Royalty Oil;

(b)	Cost Oil; and

(c)	Profit Oil.

4.5	The amount chargeable to and recoverable as Royalty Oil, and Cost Oil shall be determined as follows:

(a)	Royalty Oil - The sum of royalties payable during such month.

(b)	Cost Oil - The Operating Costs applicable to such month for the purposes of Cost Oil are as follows:

(i)

Contract Area Non-Capital Costs shall be the amount recorded in the books and accounts of the Contractor for such month in accordance with this Accounting Procedures and shall be recoverable in full in the period incurred.

(ii)

Contract Area Capital Costs shall be the amount recorded in the books and accounts of the Contractor for such month in accordance with this Accounting Procedures and shall be recoverable over the depreciation period or the remaining life of the Contract, whichever is less.

(iii)

Contract Area Non-Drilling Exploration Costs shall be the amount recorded in the books and accounts of the Contractor for such month in accordance with this Accounting Procedures and shall be recoverable in full in the period incurred.

(iv)

Contract Area Unsuccessful Exploration and Appraisal Costs shall be the amount recorded in the books and accounts of the Contractor for such month in accordance with this Accounting Procedures and shall be recoverable over the depreciation period of 5 (five) years in equal installments of 20% (twenty percent) per annum or the remaining life of the Contract Area, whichever is less, commencing with Production from the Contract Area which costs shall be allocated to a Development Area in accordance with Article 2.5 of this Schedule 2.

(c)	Any carryover cost from previous months as provided under Article 4.6 of this Schedule 2.

4.6

Any amounts chargeable and recoverable in excess of the allocation of Proceeds for the month to Royalty Oil and Cost Oil shall be carried forward to subsequent months. Carryovers shall be determined as follows:

(a)	A Royalty Oil carryover results when the Proceeds for such month are insufficient for allocation of the Royalty Oil due for the month, as described in clause 10 of the Contract.

(b)

A Cost Oil carryover results when the Proceeds remaining, after allocating a portion of the proceeds to Royalty Oil, are insufficient for allocation of Cost Oil due for the month, as described in clause 10 of the Contract.

4.7

Profit Oil is available where Proceeds remain after allocations to Royalty Oil and Cost Oil pursuant to Articles 4.5 and 4.6 above. Profit Oil shall be allocated as described in clause 10 of the Contract.

5.	Other Provisions

5.1

The Contractor shall open and keep bank accounts in United States dollars where all funds remitted from abroad shall be deposited for the purpose of meeting local expenditures. For purposes of keeping the books of accounts, any foreign currency remitted by the Contractor shall be converted at the monthly exchange rates published on the date of payment by the Central Bank of Sao Tome and Principe for Dobra, and the Financial Times of London for other currencies.

5.2	The Contractor shall prepare financial, accounting and budget statements in accordance with the Agência Nacional do Petróleo’s prescribed reporting format.

5.3

With respect to any agreed sum arising out of this Contract owing between the Parties that is past due, any set-off pursuant to clause 12 of the Contract shall be exercised by giving the other Party written notice thereof accompanied by sufficient description of the offsetting sums to allow the Parties to properly account thereof.

The Contractor shall report on the cumulative production in the Contract Area in a format to be agreed with the Agência Nacional do Petróleo.

6.	Depreciation Schedule

6.1	Any Operating Costs, which are to be depreciated, shall be depreciated according to the following schedule:

Year	Depreciation Rate (%)
1	20%
2	20%
3	20%
4	20%
5	20%

SCHEDULE 3

ALLOCATION AND LIFTING PROCEDURE PRINCIPLES

1.	Application

1.1    This Allocation and Lifting Procedure attached to and forming part of the Contract sets out the methods for the allocation of available Crude Oil from the Contract Area and the Parties shall allocate all lifting of available Crude Oil in accordance with this Allocation and Lifting Procedure and the Contract.

1.2    In the event that the production of Available Crude Oil is segregated into 2 (two) or more types or grades, the provisions of this Allocation and Lifting Procedure shall apply separately to each such type or grade. To the extent that distribution on such a basis is impracticable, a separate method for the allocation of such Available Crude Oil shall be agreed upon by the Parties.

1.3    In the event of a conflict between the terms of this Allocation and Lifting Procedure and the Contract, the terms of the Contract shall apply.

1.4    This Allocation and Lifting Procedure may be amended from time to time by mutual agreement of the Parties.

2.      Definitions

2.1	The words and expressions defined in the Contract when used herein shall have the meaning ascribed to them in the Contract. In addition, the following words shall have the meaning set forth below:

(a)	“Current Quarter” means the calendar quarter within which the relevant schedules are prepared and submitted;

(b)	“Forecast Quarter” means the first calendar quarter succeeding the Current Quarter;

(c)	“Lifting Allocation” means the quantity of Available Crude Oil, which each Party has the right to take in kind, lift and dispose of in accordance with clause 10 of the Contract;

(d)

“Primary Nominations” means a written statement issued by each Party to the other at least 25 (twenty-five) days prior to the commencement of each quarter declaring the volume by grade of its estimated Lifting Allocation which the Party desires to lift during the Forecast Quarter;

(e)	“Proceeds” means the amount in United States dollars determined by multiplying the Realizable Price by the number of Barrels of Available Crude Oil lifted by a Party; and

(f)	“Proceeds Imbalance” means the difference between each Party’s Proceeds to which it is entitled and the Proceeds that each Party has received.

3.      Lifting Allocation

3.1

On or before September 30 of every Calendar Year, the Operator shall advise the Parties of its forecast of the Available Crude Oil by grades to be produced during each month of the first semester of the next ensuing Calendar Year.

3.2

On or before March 31 of every Calendar Year, the Contractor shall advise the Agência Nacional do Petróleo of its forecast of Available Crude Oil by grades to be produced during each month of the semester commencing on July 1 of the Calendar Year.

3.3

35 (thirty-five) days before the commencement of Production from the Contract Area and thereafter 35 (thirty-five) days prior to the beginning of the Forecast Quarter, the Contractor, through the Operator, shall notify the Agência Nacional do Petróleo of the estimated Lifting Allocation which can be produced and made available for disposal during the Forecast Quarter. Such estimated Lifting Allocation shall take into account any Proceeds Imbalance for the quarter first preceding the Current Quarter and any estimated Proceeds Imbalance for the Current Quarter computed in accordance with Article 4 of this Schedule 3. Such notice shall indicate the estimated quantities of Royalty Oil, Cost Oil and Profit Oil, each Party’s estimated Lifting Allocation and the estimated Realizable Price used to prepare such estimated Lifting Allocations.

3.4

25 (twenty-five) days before the commencement of production from the Contract Area and thereafter not later than 25 (twenty-five) days before the beginning of the Forecast Quarter, each Party shall notify the other of its Primary Nomination of Available Crude Oil which it intends to lift during the Forecast Quarter which shall not exceed its estimated Lifting Allocation.

3.5	The estimated Realizable Price to be used by the Contractor to prepare the Estimated Quarterly Lifting Allocation shall be the Realizable Price of the first month of the Current Quarter.

3.6

Each Party shall be obliged to lift its own Lifting Allocation. In the event that one Party lifts the other Party’s Lifting Allocation, pursuant to clause 10 of the Contract, the lifting Party shall pay to the non-lifting Party the applicable Proceeds pursuant to clause 10 of the Contract. In such case, the non-lifting Party shall be treated, for all other purpose under the Contract, as though it had made such lifting itself.

4.       Adjustments of Lifting Allocations

4.1

On or before 35 (thirty-five) days prior to the last day of the Current Quarter, the Lifting Allocation for the first preceding quarter thereto shall be computed and the Proceeds Imbalance determined and agreed to by the Agência Nacional do Petróleo.

4.2

On or before 35 (thirty-five) days prior to the last day of the Current Quarter, the Proceeds Imbalance for the Current Quarter shall be estimated, taking into account the Proceeds Imbalance computed for the first preceding quarter under Article 4.1 above.

4.3

The Proceeds Imbalance for the first preceding quarter computed under Article 4.1 above and the estimated Proceeds Imbalance for the Current Quarter computed under Article 4.2 above shall be taken into account by the Parties by debiting or crediting such Proceeds Imbalances to each Party’s share of the estimated Lifting Allocation for the Forecast Quarter filed by dividing the respective Proceeds Imbalance by the Realizable Price applicable for the period in question.

4.4

The Contractor shall keep complete records of all liftings. At the end of each quarter, the Parties will meet to reconcile the Lifting Allocations and the actual lifting volume with a view to making adjustments as appropriate. If any disagreement arises with respect to such reconciliation, the area of disagreement shall be mutually resolved by the Parties in accordance with the official records of the Agência Nacional do Petróleo.

4.5	All Lifting Allocations and actual lifting shall be audited at the end of each Calendar Year by a mutually acceptable independent auditor.

5.       Scheduling Details

5.1	Scheduling Notification

At least 25 (twenty-five) days prior to the beginning of a calendar month, the Agência Nacional do Petróleo shall notify the Contractor of its proposed tanker schedule for that calendar month specifying the following:

(a)	a loading date range of 10 (ten) days for each tanker lifting;

(b)	the desired parcel size for each lifting in Barrels, subject always to change within a range of plus or minus 5% (five percent) by the Party so nominating;

(c)

the tanker’s name or “To Be Named” (TBN) for each tanker lifting. Tanker nomination made as TBN shall be replaced at least 5 (five) working days prior to the accepted date range, unless a shorter time is acceptable to the Contractor; and

(d)	documentation instructions shall be given for each lifting not later than 4 (four) days prior to the first day of the accepted date range for the tanker in question.

5.2	Tanker Substitution

Any Party may substitute a tanker for another to lift its nominated volume of Crude Oil, provided such substituted tanker has the same arrival date range as the originally scheduled tanker and all other provisions of this Allocation and Lifting Procedure are complied with.

5.3	Overlapping Date Ranges

In the event the combined lifting schedule contains overlapping accepted date ranges, the tanker which first gives its Notice of Readiness (NOR), has provided all documentation and obtained clearances within such accepted date ranges shall be loaded first, unless urgent operational requirements dictate otherwise in which case, demurrage shall be borne by Petroleum Operations and charged to Operating Costs.

5.4	Confirmation of Lifting Schedules

At least 15 (fifteen) days prior to the beginning of a calendar month, the Contractor shall either confirm the feasibility of the proposed monthly lifting schedules or, alternatively, advise necessary modifications to such schedules. Such confirmation which shall be in the form of a combined lifting schedule should include a loading date range of 3 (three) days for each lifting, the first day being the first date of arrival and the third day being the last date of arrival.

5.5	Operational Delays

The Parties recognize that occasionally environmental and technical problems in the Contract Area may cause delays and/or disruptions in the combined lifting schedule. The Contractor shall promptly notify the Agência Nacional do Petróleo of such delays and/or disruptions, the projected termination of each of such delays and/or disruptions and advise the Agência Nacional do Petróleo of the revised combined lifting schedule. In the event such notification does not allow for a revised combined lifting schedule on the part of the Agência Nacional do Petróleo, then any resultant costs will be charged to Operating Costs.

5.6	Estimated Delayed Arrival of a Tanker

Whenever it becomes apparent that a tanker will not be available as scheduled or will be delayed, the Party utilizing such tanker shall notify the other Party(ies) of the circumstances and expected duration of the delay. Upon assessing the impact that the delay will have upon the combined lifting schedule and production during the current and/or next month, the Contractor shall make appropriate revision(s) to the combined lifting schedule to avoid disruption in production. In the event that any Party fails to lift its nominated share of production in any month/quarter due to circumstances beyond the Party’s control or difficulties in maintaining the lifting schedule, that Party shall have the right during the following quarter/month to lift the unlifted quantities.

5.7	Tanker Standards

All tankers nominated for lifting by any Party shall conform to the international regulations and standards concerning size, equipment, safety, maintenance and similar requirements approved by the Contractor for the terminal in question and by the appropriate authorities. Failure of a tanker to meet such standards shall not excuse the nominating Party from the applicable consequences provided in the Contract.

5.8	Destination of Crude Oil

The Contractor shall at all times disclose the destination of the Crude Oil lifted under the Contract.

SCHEDULE 4

PROCUREMENT AND PROJECT IMPLEMENTATION PROCEDURES

1.	Application

1.1    These Procurement Procedures form part of the Contract and shall be followed and observed in the performance of a Party’s obligations under the Contract.

1.2    These Procurement Procedures shall be applicable to all contracts and purchase orders whose values exceed the respective limits set forth in Article 1.5 below and which, pursuant thereto, require the prior approval of the Agência Nacional do Petróleo.

1.3    In the event of a conflict between the terms of these Procurement Procedures and the Contract, the terms of the Contract shall prevail.

1.4    These Procurement Procedures may be amended from time to time by the mutual agreement of the Parties.

1.5    The Contractor shall have the authority to enter into any contract or place any purchase order in its own name for the performance of services or the procurement of facilities, equipment, materials or supplies, provided that:

(a)

prior approval of the Agência Nacional do Petróleo shall be obtained for all foreign contracts and purchase orders awarded to third parties where the cost exceeds US $750,000  or in another currency equivalent during the Exploration Period and US $1,500,000 or in another currency equivalent during the Production Period;

(b)

prior approval of the Agência Nacional do Petróleo shall be obtained for all local contracts and local purchase orders where the cost exceeds US $500,000  or in another currency equivalent on the place of the contract or the purchase.

(c)

the amount set forth in paragraphs (a), (b) and (h) of this Article 1.5 will be reviewed by the Agência Nacional do Petróleo whenever it becomes apparent to a Party that such limits create unreasonable constraints on Petroleum Operations or are no longer appropriate. In the event of a significant change in the exchange rate of local currencies to United States dollars compared to that which existed on the Effective Date, the Agência Nacional do Petróleo shall review the limits set forth in paragraphs (a), (b) and (h) of this Article 1.5;

(d)

such contracts shall be entered into and such purchase orders shall be placed with third parties which in the Contractor’s opinion are technically and financially able to properly perform their obligations;

(e)	procedures customary in the oil industry for securing competitive prices shall be utilized at all times;

(f)	the Contractor shall give preferences to sub-contractors that are companies organized under the laws of Sao Tome and Principe to the maximum extent possible and in accordance with the Petroleum Law;

(g)

the Contractor shall give preference to such goods which are manufactured or produced in Sao Tome and Principe or services rendered by nationals of Sao Tome and Principe in accordance with the Petroleum Law; and

(h)

The above referred limits and these procedures shall not apply to purchases made to replenish warehouse stocks which do not exceed US $750,000 or the equivalent in another currency and shall also not apply to the purchase of tubulars made following planned drilling programs for an amount of less than US $750,000 or the equivalent in another currency. When different currencies are used in those purchases, the total shall not be more than the amount equivalent to US $750,000 (seven hundred fifty thousand United States Dollars).

2.	Project Implementation Procedure

2.1

The Contractor, realizing the need for a project or contract to which these Procurement Procedures apply pursuant to Article 1.5, shall introduce it as part of the proposed Work Program and Budgets to be developed and submitted by the Contractor to the Agência Nacional do Petróleo pursuant to clause 7 of the Contract.

(a)	The Contractor shall provide full information with respect to a project including the following:

(i)	a clear definition of the necessity and objectives of the project;

(ii)	the scope of the project; and

(iii)	the cost estimate thereof.

(b)    The Contractor shall transmit the project proposal along with all related documentation to the Agência Nacional do Petróleo for consideration.

(c)    The Agência Nacional do Petróleo shall consider the proposal and the recommendation of the Contractor and shall finally determine the matter. If the Agência Nacional do Petróleo does not object to the project or any part thereof within 30 (thirty) days of the submission of the project, the project as proposed by the Contractor, shall be deemed to have been approved.

2.2

The project, as approved pursuant to Article 2.1, shall form part of the Work Program and Budget for Petroleum Operations. Such approval shall also constitute all authorizations by the Agência Nacional do Petróleo to the Contractor to initiate contracts and purchase orders relevant to the project proposal, subject to the provisions of Articles 1.5 and 3 of this Schedule 4.

2.3

The resources for the project design, supervision, and management shall first be drawn from the Contractor’s available in-house expertise. If the Agência Nacional do Petróleo approves the foregoing, it may be performed by the Contractor under the approved budget for the project. Competent Sao-Tomean engineering and design companies shall be given priority over other third parties by the Contractor for such projects in accordance with the Petroleum Law. Staff of the Agência Nacional do Petróleo who shall be seconded pursuant to clause 14 of the Contract shall be fully involved in the project design, supervision and management.

2.4	After approval of the project and its budget, the Contractor shall prepare and transmit to the Agência Nacional do Petróleo complete details of the project including the following:

(a)	project definition;

(b)	project specification;

(c)	flow diagrams;

(d)

project implementation schedule showing all phases of the project including engineering design, material and equipment procurement, inspection, transportation, fabrication, construction, installation, testing and commissioning;

(e)	major equipment specifications;

(f)	cost estimate of the project;

(g)	an activity status report; and

(h)	copies of all approved authorizations for expenditure (AFEs).

3.	Contract Tender Procedure

3.1	The following tender procedure shall apply to works contracts and contracts for the supply of services and supply contracts not directly undertaken by the Contractor or an Affiliate:

(a)

The Contractor shall maintain a list of approved sub-contractors for the purpose of contracts for Petroleum Operations, (the “Approved Contractors’ List”). The Agência Nacional do Petróleo shall have the right to nominate sub-contractors to be included in or deleted from the list. The Agência Nacional do Petróleo and the Contractor shall be responsible for pre-qualifying any sub-contractor to be included in the Approved Contractors’ List

(b)

Sub-contractors included in the Approved Contractors’ List shall be both local and/or foreign individuals or legal persons. Where required by law, they shall be registered with the Agência Nacional do Petróleo.

(c)

When a contract is to be bid, the Contractor shall present a list of proposed bidders to the Agência Nacional do Petróleo for concurrence not less than 15 (fifteen) working days before the issuance of invitations to bid to prospective sub-contractors. The Agência Nacional do Petróleo may propose additional names to be included in the list of proposed bidders or the deletion of anyone thereof. Contract specifications shall be in Portuguese and/or English and in a recognized format used in the international petroleum industry.

(d)

If the Agência Nacional do Petróleo has not responded within 15 (fifteen) working days from the date of the official receipt following the presentation of the list of proposed bidders as aforesaid, the list shall be deemed to have been approved.

3.2

The Contractor shall, within its limits set forth in Article 1.5, establish a Tender Committee who shall be responsible for pre-qualifying bidders, sending out bid invitations, receiving and evaluating bids and determining successful bidders to whom contracts shall be awarded.

3.3

The Contractor shall send analysis and recommendations of bids received and opened by the Tender Committee to the Agência Nacional do Petróleo for approval before a contract is signed within 30 (thirty) days from the date of the official receipt. Approval of the Contractor’s recommendations shall be deemed to have been given if the Agência Nacional do Petróleo has not responded within such period.

3.4

Prospective vendors and/or sub-contractors for work estimated in excess of US $750,000 (seven hundred fifty thousand United States Dollars) for the Exploration Period and US $1,500,000 (one million five hundred thousand United States Dollars for the Production Period or their equivalent shall submit a summary of the commercial terms of their bids to the Contractor in 2 (two) properly sealed envelopes, one addressed to the Contractor and the other addressed to the Agência Nacional do Petróleo. The Contractor shall retain one and send the other to the Agência Nacional do Petróleo properly enveloped, sealed and addressed to the Agência Nacional do Petróleo.

3.5	In all cases, the Contractor shall make full disclosure to the Agência Nacional do Petróleo of its relationship, if any, with any sub-contractors.

3.6	These Procurement Procedures may be waived and the Contractor may negotiate directly with a sub-contractor:

(a)	in emergency situations provided that it promptly informs the Agência Nacional do Petróleo of the outcome of such negotiations; and

(b)	in work requiring unusually specialized skills or when special circumstances warrant, upon the approval of the Agência Nacional do Petróleo, which approval shall not be unreasonably withheld.

4.	General Conditions of Contracts

4.1	The payment terms, to the extent viable, shall provide that:

(a)

a minimum of 10% (ten percent) of the contract price shall be withheld as a retention fee until after the end of a guarantee period agreed with the sub-contractor which shall vary between 6 (six) months and 12 (twelve) months, depending upon the contract, with the exception of drilling and seismic data acquisition, well surveys and other such services, provided that a sub-contractor may be given the option to provide another guarantee equivalent to the 10% (ten percent) retention such as an irrevocable stand-by letter of credit or performance bond; and

(b)	provision shall be made for appropriate withholding tax as may be applicable.

4.2	The governing law of all agreements signed with sub-contractors shall be, to the extent feasible, Sao-tomean Law.

4.3

Sao-Tomean Law shall apply to all sub-contractors performing work in the Territory of Sao Tome and Principe. In as far as practicable, they shall use Sao-Tomean resources, both human and material, in accordance with the Petroleum Law.

4.4	Each contract shall provide for early termination, where necessary, and the Contractor shall use all reasonable endeavors to obtain a termination provision with minimal penalty.

4.5	Sub-contractors shall provide, in the case of a foreign sub-contractor, that the local part of the work shall be performed by the sub-contractor’s local subsidiary whenever possible.

5.       Materials and Equipment Procurement

5.1	The Contractor may, through itself or its Affiliates, procure materials and equipment subject to conditions set forth in this Article 5 and these Procurement Procedures.

5.2	The provisions of this Article 5 shall not apply to lump sum or turnkey contracts/projects.

5.3

In ordering the equipment or materials, the Contractor shall obtain from vendors / manufacturers, rebates, discounts and guarantees that such discounts, guarantees and all other grants and responsibilities shall be for the benefit of Petroleum Operations.

5.4	The Contractor shall:

(a)     by means of established policies and procedures ensure that its procurement efforts provide the best total value, with proper consideration of quality, services, price, delivery terms and Operating Costs to the benefit of Petroleum Operations;

(b)     maintain appropriate records, which shall be kept up to date, clearly documenting procurement activities;

(c)     provide quarterly and annual inventory of materials and equipment in stock;

(d)     provide a quarterly listing of excess materials and equipment in its stock list to the Agência Nacional do Petróleo; and

(e)     check the excess materials and equipment listings from other companies operating in the Territory of Sao Tome and Principe to identify materials available in the country prior to initiating any foreign purchase order.

5.5

The Contractor shall initiate and maintain policies and practices, which provide a competitive environment and climate amongst local and overseas suppliers. Competitive quotation processes shall be employed for all local procurement where the estimated value exceeds US $500,000 during the Exploration Period and US $750,000 during the Production Period as follows:

(a)	fabrication, whenever practicable, shall be done locally. To this effect, the Petroleum Operations recognize and shall accommodate local offers at a premium not exceeding 10% (ten percent); and

(b)

Notwithstanding Article 3.1, the Contractor shall give preferences to Sao-Tomean indigenous sub-contractors in the award of contracts. Contracts within the agreed financial limit of the Contractor shall be awarded to only competent Sao-Tomean indigenous sub-contractors possessing the required skill/capability for the execution of such contracts and the Contractor shall notify the Agência Nacional do Petróleo.

5.6

Analysis and recommendation of competitive quotations of a value exceeding the limits established in Article 1.5 shall be transmitted to the Agência Nacional do Petróleo for approval before a purchase order is issued to the selected vendor/manufacturer. Approval shall be deemed to have been given if a response has not been received from the Agência Nacional do Petróleo within 30 (thirty) days of receipt by the Agência Nacional do Petróleo of the said analysis and recommendation.

5.7	Pre-inspection of the drilling rig, equipment and stock materials of reasonable value shall be jointly carried out at the factory site and/or quay before shipment at the request of either Party.

6.       Project Monitoring

6.1	The Contractor shall provide a project report to the Agência Nacional do Petróleo.

6.2	For major projects exceeding US $2,500,000 or its equivalent, the Contractor shall provide to the Agência Nacional do Petróleo a detailed quarterly report which shall include:

(a)      the approved budget total for each project;

(b)      the expenditure on each project;

(c)      the variance and explanations;

(d)      the number and value of construction change orders;

(e)      a bar chart of schedules showing work progress and work already completed and schedule of mile-stones and significant events; and

(f)      a summary of progress during the reporting period, a summary of existing problems, if any, and the proposed remedial action, anticipated problems, and percentage of completion,

provided that the Agência Nacional do Petróleo shall have the right to send its own representatives to assess the project based on the report.

6.3

In the case of an increase in cost in excess of 5% (five percent) of the project, the Contractor shall promptly notify the Agência Nacional do Petróleo and obtain necessary budget approval, in accordance with clause 2.6 (c) of Schedule 2.

6.4

Not later than 6 (six) months following the actual completion of any major project whose cost exceeds US $2,500,000 or its equivalent, the Contractor shall prepare and deliver to the Agência Nacional do Petróleo a project completion report which shall include the following:

(a)	a cost performance of the project in accordance with the work breakdown at the commencement of the project;

(b)	the significant variation in any item or sub-item;

(c)	a summary of problems and unexpected events encountered during the project; and

(d)	a list of excess materials.

SCHEDULE 5

SALE OF ASSETS PROCEDURE

Upon the agreement of the Agência Nacional do Petróleo that certain identified assets are to be sold, the following procedure shall apply:

1.

The Contractor shall call for a bid duly advertised in a minimum of 1 (one) national newspaper, national radio station and national television station for all assets whose book value are of a minimum of  US $100,000 or more, irrespective of length of ownership of such assets.

2.

All assets with book value of a minimum of US $100,000 or more shall be sold with proof of the highest bid from a minimum of 3 (three) bidders, subject to the highest bidder not being related to the Contractor.

3.

A sale of assets to the Contractor's Affiliate shall be brought to the express attention of the Agência Nacional do Petróleo and shall take place only with the written consent given by the Agência Nacional do Petróleo.

4.	The Contractor may dispose of all assets with book value less than US $100,000 in the best manner available to the Contractor on the basis of the highest price available.

SCHEDULE 6

FORM OF PARENTAL GUARANTEE

THIS GUARANTEE is made on this [INSERT DAY] of [INSERT MONTH AND YEAR]

BETWEEN:

1.	[THE GUARANTOR], a company organized and existing under the laws of [insert JURISDICTION], and having its registered office at [INSERT ADDRESS] (the Guarantor); and

2.	THE DEMOCRATIC REPUBLIC OF SAO TOME AND PRINCIPE (the “State”), represented for the purposes of this Guarantee by the Agência Nacional do Petróleo.

WHEREAS, the Guarantor is the parent entity of [INSERT NAME OF COMPANY] organized and existing under the laws of [INSERT JURISDICTION] and having his registered office at [INSERT ADDRESS] (the “Company”);

WHEREAS, the Company has entered into a production sharing contract (the Contract) with, among others, the State in respect of the Contract Area;

WHEREAS, the State desires that the execution and performance of the Contract by the Company be guaranteed by the Guarantor and the Company desires to furnish this Guarantee as an inducement to the State to enter into the Contract and in consideration of the rights and benefits inuring to the Company thereunder; and

WHEREAS, the Guarantor fully understands and accepts to undertake the contractual obligations under the Contract of the Company.

NOW THEREFORE, it is hereby agreed as follows:

1.	Definitions and Interpretation

All capitalized words and expressions in this Guarantee have the same meaning as in the Contract, unless otherwise specified to herein.

2.	Scope of this Guarantee

The Guarantor hereby guarantees to the State the timely payment of any and all indebtedness and the timely performance of any and all obligations whatsoever of the Company to the State arising under or in relation to the Contract, including the payment of any amounts required to be paid by the Company to the State when the same become due and payable, provided that, the obligations of the Guarantor to the State under this instrument will not exceed the lesser of:

(a)	the liabilities of the Company to the State;

(b)	US$10,000,000 (ten million United States Dollars) during the Exploration Period, as may be extended in accordance with the Contract; and

(c)	US$250,000,000 (two hundred and fifty million United States Dollars) during the Production Period

3.    Waiver of Notice, Agreement to All Modifications

The Guarantor hereby waives notice of the acceptance of this Guarantee and of the state of indebtedness of the Company at any time, and expressly agrees to any extensions, renewals, modifications or acceleration of sums due to the State resulting from the Contract or any of the terms of the Contract, all without relieving the Guarantor of any liability under this Guarantee.

4.    Absolute and Unconditional Guarantee

The obligations of the Guarantor shall constitute an absolute, unconditional and (save for the provisions of Article 2 above) unlimited guarantee of payment and performance to be granted strictly in accordance with the terms hereof, and without respect to such defenses as might be available to the Company.

5.    No Discharge of Guarantor

The obligations of the Guarantor hereunder shall not in any way be released or otherwise affected by: a release or surrender by the Company of any collateral or other security it may hold or hereafter acquire for payment of any obligation hereby guaranteed; by any change, exchange or alteration of such collateral or other security; by the taking of or the failure to take any action with respect thereto either against the Company or against the Guarantor; or by any other circumstance which might otherwise constitute a legal or equitable discharge or defense of a guarantor.

6.    No Prior Action Required

The State shall not be required to make demand for payment or performance first against the Company or any other Person or to proceed against any collateral or other security which might be held by the State or otherwise to take any action before resorting to the Guarantor hereunder.

7.    Cumulative Rights

All rights, powers and remedies of the State hereunder shall be cumulative and not alternative, and shall be in addition to all rights, powers and remedies given to the State by law or otherwise.

8.    Continuing Guarantee

This Guarantee is intended to be and shall be considered as a continuing guarantee of payment and performance and shall remain in full force and effect for so long as the Contract and any amendments thereto shall remain outstanding or there shall exist any liability of the Company to the State thereunder.

9.    Notice of Demand

Upon default in the performance of any of the obligations of the Company guaranteed hereunder, the State or its duly authorized attorney may give written notice to the Guarantor at its principle office in [INSERT JURISDICTION] of the amount due and . the Guarantor, within a period of 10 (ten) business days, will make, or cause to be made, payment of such amount as notified, in United States dollars, at such bank or other place in [insert jurisdiction] as the State shall designate and without set-off or reduction whatsoever of such payment in respect of any claim the Parent Company or the Company may then have or thereafter might have.

10.    Assignment

The Guarantor shall not in any way effect, or cause or permit to be effected, the assignment or transfer of any of its obligations hereunder without the express written consent of the State.

11.    Subrogation

Until all indebtedness hereby guaranteed has been paid in full, the Guarantor shall have no right of subrogation to any security, collateral or other rights which may be held by the State.

12.    Payment of Expenses

The Guarantor shall pay to the State all reasonable costs and expenses, including attorney's fees, incurred by it in collecting or compromising any indebtedness of the Company hereby guaranteed or in enforcing the Contract or this Guarantee.

13.    Governing Law and Arbitration

This Guarantee shall be governed by and interpreted in accordance with the laws of the State.

All Disputes or claims arising out of or relating to this Guarantee shall be finally settled by arbitration, in accordance with the procedure set forth in the Contract; however, if in addition to the arbitration hereunder an arbitration has also been commenced under the Contract with respect to obligations hereby guaranteed, the arbitration commenced hereunder shall be consolidated with the arbitration commenced under the Contract and the arbitral tribunal appointed hereunder shall be the same arbitral tribunal appointed pursuant to the Contract. The arbitration shall be conducted in the Portuguese language and the decision shall be final and binding on the parties.

14.    Severability of Provisions

In the event that for any reason any provision hereof may prove illegal, unenforceable or invalid, the validity or enforceability of the remaining provisions hereof shall not be affected.

15.    Confidentiality

The Guarantor agrees to treat this Guarantee and the Contract as confidential and shall not disclose, willingly or unwillingly, to any third party, except to the extent required by law, the terms and conditions hereof or thereof without the prior written consent of the State.

IN WITNESS WHEREOF, the Guarantor and the Company executed this Guarantee this [INSERT DAY] day of [INSERT MONTH AND YEAR].

[GUARANTOR]

By:

Title:

THE DEMOCRATIC REPUBLIC OF SAO TOME AND PRINCIPE

BY THE AGÊNCIA NACIONAL DO PETRÓLEO OF SAO TOME AND PRINCIPE

By:

Title:

Comprovativo de Movimento

AO

MINISTÉRIO DAS FINANÇAS

E  ADMINISTRAÇÃO PÚBLICA

SÃO TOMÉ

RDSTP-FED.C/NACIONAL DE PETRÓLEO-US

S.TOMÉ, 05 DE NOVEMBRO DE 2015

IMPORTÂNCIA QUE LEVAMOS A CREDITO DA CONTA 4711101-RDSTP-FED. C/NACIONAL DE PETROLEO-US, CONFORME A ORDEM DE PAGAMENTO RECEBIDO PELO NOSSO CORRESPONDENTE FEDERAL RESERVE BANK REFERENTE AO BÓNUS DE ASSINATURA GALP STP/I,POR OREDEM DE PETROLEOS PORTUGAL PETROGAL SA, DV 04/11/2015.

COM OS NOSSOS MELHORES CUMPRIMENTOS.

			Moeda Estrangelra		Moeda Nacional
Nde Conta	Deslgnai;	Moeda	Debito	Credito	Debito	Credito
4111101	RDSTP-FED. C/NAC.DO PETROLEO‑USD	USD		2.00.000.00
		Total		2.00.000.00

ORDEM DOS ADVOGADOS

REGISTO ONLINE DOS ACTOS DOS ADVOGADOS

Artigo 38.° do Decreto-Lei n.° 76-A/2006, de 29-03

Portaria   n.°657-8/2006,  de 29-06

Dr.(a) Maria Lobo Xavier

CÉDULA  PROFISSIONAL:  52566L

IDENTIFIÇÃO:AO DA NATUREZA E ESPÉCIE DO ACTO

Certificação de fotocópia s

IDENTIFTÇÃC  DOS  INTERESSADOS

Petróleos de Portugal - Petrogal, S.A.

NIPC n°. 500697370

OBSERVAÇÃES

Certifico que a fotocópia anexa a presente certificaao, composta par sessenta e nove paginas, por mim numeradas e rubricadas, esta conforme o original que me foi apresentado e que restiui.

EXECUTADO A: 2016-01-12  17:2 1

REGISTADO A: 20 16-01- 12 17:24

COM O N°: 52566L/2 l

Podera consultar este registo em httppt/atos

usando o código 23043753-434265

www.oa.pt